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                                                                   Exhibit 10.27

                                    AGREEMENT
                                     Between
                                 BROWARD COUNTY
                                       AND
                       AAA WHEELCHAIR WAGON SERVICE, INC.
                                       for
                              PARATRANSIT SERVICES



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                                TABLE OF CONTENTS

                                                                PAGE
                                                                ----
   ARTICLE  1   DEFINITIONS AND IDENTIFICATIONS                    2

   ARTICLE  2   SERVICE AREA                                      12

   ARTICLE  3   SCOPE OF SERVICES AND SERVICE                     12
                DESCRIPTION

   ARTICLE  4   SERVICE STANDARDS                                 30

   ARTICLE  5   TRANSITION AND IMPLEMENTATION                     44

   ARTICLE  6   CONTRACTOR'S OBLIGATIONS                          44

   ARTICLE  7   COUNTY'S OBLIGATIONS                              46

   ARTICLE  8   REPORTS AND DOCUMENTS                             48

   ARTICLE  9   COMPUTERIZED TRIP MANAGEMENT SYSTEM               50

   ARTICLE  10  COMPENSATION AND COLLECTION                       54

   ARTICLE  11  TERM OF AGREEMENT                                 55

   ARTICLE  12  AGREEMENT COORDINATION AND                        56
                RESPONSIBILITIES

   ARTICLE  13  RECORDS AND AUDIT                                 56

   ARTICLE  14  CHANGES AND MODIFICATIONS                         57

   ARTICLE  15  TERMINATION                                       57

   ARTICLE  16  INSURANCE AND INDEMNIFICATION                     58

   ARTICLE  17  ASSIGNMENT AND/OR TRANSFER                        61

   ARTICLE  18  NOTICES                                           61

   ARTICLE  19  EQUAL EMPLOYMENT OPPORTUNITY                      62
                MINORITY BUSINESS PARTICIPATION AND
                COMPLIANCE WITH FEDERAL CIVIL RIGHTS
                REGULATIONS

   ARTICLE 20   STATE LAW AND COUNTY ORDINANCES                   65

   ARTICLE 21   SPECIAL PROVISIONS                                65

   EXECUTION    COUNTY                                            69
                CONTRACTOR                                        70



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                                    AGREEMENT
                                     Between
                                 BROWARD COUNTY
                                       and
                       AAA WHEELCHAIR WAGON SERVICE, INC.
                                       for
                              PARATRANSIT SERVICES

      This is an Agreement, made and entered into by and between: BROWARD COUNTY, a political subdivision of the state of Florida, hereinafter referred to as "COUNTY," through its Board of County Commissioners,

                                      AND

      AAA WHEELCHAIR WAGON SERVICE, INC., its successors and assigns, hereinafter referred to as "CONTRACTOR."

      WHEREAS, the Americans with Disabilities Act ("ADA") is a civil Rights Act that was signed into law on July 26, 1990, which prohibits discrimination against individuals with disabilities in the areas of employment, public accommodations, transportation, communication, etc.; and

      WHEREAS, the ADA requires that the COUNTY provide complementary paratransit services within the mandates of the ADA to qualified individuals with disabilities who are unable to use a fixed route system; and

      WHEREAS, the ADA establishes criteria for the provision of such paratransit services to qualified individuals with disabilities; and

      WHEREAS, ADA-qualified individuals with disabilities who, because of a functional impairment, are unable to utilize the fixed route system will be eligible for this paratransit service; and

      WHEREAS, COUNTY receives, from time to time, grant funds from the state of Florida for the purpose of providing supplemental transportation disadvantaged services; and

      WHEREAS, COUNTY has entered into an Agreement for the provision of transportation services under and in accordance with COUNTY'S Memorandum of Agreement ("MOA") with the State of Florida Transportation Disadvantaged Commission, wherein COUNTY is to coordinate services for the transportation disadvantaged, as said term is defined in Chapter 427, Florida Statutes (1995); and



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        WHEREAS, COUNTY instituted the Competitive Procurement Process to choose vendors to provide paratransit services for the transportation disadvantaged in Broward County; and

        WHEREAS, the Selection Negotiation Committee selected CONTRACTOR and recommends award of the nonexclusive right to provide paratransit services in a designated area for Broward County to CONTRACTOR; and

        WHEREAS, CONTRACTOR is desirous of entering into an agreement with COUNTY to provide reliable, dependable, cost-effective, and demand-responsive ground transportation to ADA-qualified individuals with disabilities pursuant to the mandates of the ADA and in accordance with Chapter 427, Florida Statutes
(1995), and to provide transportation services for the elderly, disabled, and socially disadvantaged; NOW, THEREFORE,

        IN CONSIDERATION of the mutual terms and conditions, promises, covenants, and payments hereinafter set forth, COUNTY and CONTRACTOR hereby agree as follows:

                                    ARTICLE 1

                         DEFINITIONS AND IDENTIFICATIONS

        For the purposes of this Agreement and the various covenants, conditions, terms and provisions which follow, the Definitions and Identifications set forth below will control and govern and are agreed upon by the parties:

1.1 ADA Trip: "ADA Trip" shall mean a one-way trip provided to a client certified eligible under the guidelines of the Americans With Disabilities Act, which meets the service criteria defined herein.

1.2 Administrator: "Administrator" shall mean the County Administrator of the Broward County government or his or her designee.

1.3 Advanced Reservation Service: "Advanced Reservation Service" shall mean service which is reserved by the client up to fourteen (14) days in advance under the ADA program.

1.4 Ambulatory: 'Ambulatory" shall mean any person who can enter, occupy, and exit as a passenger in a motor vehicle with limited assistance and does not require the use of special equipment such as wheelchair, or scooter, or bodily lifting by the driver.

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1.5      Americans With Disabilities Act of 1990 ("ADA"): "Americans with
         Disabilities Act of 1990" ("ADA") shall mean the Civil Rights Act signed into law on July 26, 1990, as Public Law 101-336, 104 Stat. 327, 40 U.S.C. 12101-12213 and 47 U.S.C. 225 and 661, as it is currently enacted and as may be amended from time to time.

1.6 Annual Operating Report: "Annual Operating Report" shall mean an annual report prepared by the Community Transportation Coordinator detailing the designated area's operating and performance statistics for the most recent operating year.

1.7 Availability: "Availability" shall mean a measure of the capability of a transit system to be used by potential patrons, such as the hours the system is in operation, the route spacing, the seating availability, and the pick up and delivery time parameters.

1.8 Board: The "Board" shall mean the Board of County Commissioners of Broward County, Florida, its successors and assigns, which is the governing body of Broward County government.

1.9 Cancellations: "Cancellations" shall mean notification to the CONTRACTOR, by the client, at least two (2) hours in advance of the pick up time that a prearranged trip is no longer required.

1.10 Chapter 427, Florida Statutes: "Chapter 427, Florida Statutes" shall mean the Florida Statute establishing the Commission for the Transportation Disadvantaged and prescribing its duties and responsibilities as currently enacted or as may be amended from time to time.

1.11 Client (Passenger): "Client" shall mean an eligible recipient of the service.

1.12 Community Transportation Coordinator (CTC) "Community Transportation Coordinator" shall mean a transportation entity recommended consistent with Section 427.015(1), Florida Statutes, and approved by the Commission for the Transportation Disadvantaged, to ensure that coordinated transportation services are provided to serve the transportation disadvantaged population in a designated service area.

1.13 Companion: "Companion" shall mean a person, other than a personal care attendant, traveling with an ADA eligible client and having the same origin and destination as the eligible individual pursuant to 42 CFR
         Section 37.123(f).

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1.14     Complaint (Service Complaint): "Complaint (Service Complaint)" shall mean a routine incident which may occur on a daily basis, as reported to the Paratransit Customer Services staff, and is resolved within the course of a reasonable time period. Examples of Complaints include, but are not limited to, the following: Denial of Service, Scheduling Errors, Late Pick Ups, Client Behavior, Driver Behavior, and Passenger Discomfort.

1.15 Computerized Trip Management System (CTMS): "Computerized Trip Management System" shall mean a system comprised of the following components: a networked software package for real time paratransit scheduling and dispatch, a file server, workstations, data communication equipment (routers, hubs, modems, adapter cards, cabling, etc. . .) and associated data (for example: GIS map, client, trip, destinations, etc . . . ).

1.16 Contract Administrator: "Contract Administrator" shall mean the Director of the Division of Mass Transit or his/her designee.

1.17 Contracting Officer: "Contracting Officer" shall mean the Director of the Broward County Mass Transit Division, or those persons to whom contractual authority has been delegated.

1.18 Coordinating Board: "Coordinating Board" shall mean an entity locally known as the Broward County Coordinating Board (BCCB) composed of representatives appointed by the Metropolitan Planning organization to provide assistance to the Community Transportation Coordinator (CTC) relative to the coordination of transportation services.

1.19 coordination: "Coordination" shall mean the arrangement for the provision of transportation services to the transportation disadvantaged in a manner that is cost effective, efficient, and reduces fragmentation and duplication of services. Coordination is not the same as total consolidation of transportation and transportation disadvantaged services.

1.20 Coordination Contract: "Coordination Contract" shall mean a written contract between the Community Transportation Coordinator and an agency, which receives transportation funds and performs some, if not all, of its own services, as well as services of others, under certain conditions. The Contract reflects the specific terms and conditions that will apply to those agencies who perform their own transportation services to and from the coordinator.


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1.21     Core service Area: "Core Service Area" shall mean the portion of the complementary paratransit service area in which corridors with a width of three-fourths (3/4) of a mile on each side of each fixed route merge together, such that, with few and small exceptions, all origins and destinations within the area would be served.

1.22 COUNTY: "County" shall mean Broward County, a body corporate and politic and a political subdivision of the state of Florida.

1.23 Demand Response: "Demand Response" shall mean a transportation service characterized by flexible routing and scheduling of relatively small vehicles to provide door-to-door or point-to-point transportation at the client's request.

1.24 Denial/Refusal of Service: "Denial/Refusal of Service" shall mean any ride request which cannot be accommodated within the guidelines outlined in this Agreement.

1.25 Dispatcher: "Dispatcher" shall mean the person responsible for having every scheduled run leave from the designated originating location on time, maintaining schedules, and monitoring of the work force and work load on a minute-by-minute basis. In "Demand Response" transportation "Dispatcher" shall mean the person who assigns the customers to vehicles and notifies the appropriate drivers.

1.26 Door-to-Door Service: "Door-to-Door Service" shall mean transportation service which requires the driver to assist the client(s) from the main accessible door at the point of origin to the main door of the point of destination. This may include assisting the client(s) to lock/unlock the outside door at the origin-destination if requested by the client(s). This does not include lifting of any client(s).

1.27 Drivers: "Drivers" shall mean all drivers providing services for CONTRACTOR under this Agreement.

1.28 Escort/PCA: "Escort/PCA (Personal Care Attendant)" shall mean a person traveling as an aide to facilitate travel by a person with a disability. Personal care attendants may include, but are not limited to, nurses, caretakers, and parents of clients. Pursuant to 42 CFR
         Section 37.125(i), client shall indicate, at the time of registration, whether or not he or she travels with a personal care attendant. No fare shall be collected from an Escort/PCA.

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1.29     Excessive Trip Length : "Excessive Trip Length" shall mean a one way trip wherein the ride shall not exceed two (2) times the normal, direct-route ride time for a particular trip.

1.30     FDOT: "FDOT" shall mean the Florida Department of Transportation.

1.31 Fixed Route (Fixed Schedule) "Fixed Route" (Fixed Schedule) shall mean a system of transporting individuals on which a vehicle is operated along a prescribed route according to a fixed schedule.

1.32 FTA: "FTA" shall mean the Federal Transit Administration (formerly known as the Urban Mass Transportation Administration [UMTA]).

1.33 Grievance Process: "Grievance Process" shall mean a formal procedure, as provided by the BCCB, that provides a channel for the resolution of client disputes through discussion at progressively higher levels of authority, culminating in arbitration if necessary.

1.34 In Service: "In Service" shall mean the time a vehicle begins the route to provide transportation service to a client until the time the route is completed.

1.35 Inadequate Service: "Inadequate Service" shall mean service which includes, but is not limited to: rides that are over thirty (30) minutes late, missed trips, discourteous operators or personnel, vehicles that arrive more than fifteen (15) minutes early, excessive trip length, clients dropped off at wrong addresses, and other conditions, circumstances, or behaviors which have a substantial adverse effect on the trip or the client.

1.36 Incident: "Incident" shall mean an accident, any moving violation for which CONTRACTOR'S driver is issued a citation, or any event which occurs while CONTRACTOR is providing service, which requires the intervention of COUNTY, management of CONTRACTOR, and/or other governmental agencies.

1.37 Individual with Disability: "Individual with Disability" shall mean an individual who has a physical or mental impairment that substantially limits one or more of the major life activities of such individual, a record of such an impairment, or being regarded as having such an impairment, and is as more particularly defined in 42 CFR Section 37.123(e).

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1.38     Medicaid Transportation: "Medicaid Transportation" shall mean transportation services to be provided for an eligible Medicaid recipient to receive Medicaid compensable services from providers including, but not limited to, physicians, clinics, dentists, or hospitals.

1.39 Memorandum of Agreement: "Memorandum of Agreement" shall mean the State of Florida Agreement for Transportation Disadvantaged Services purchased by federal, state, or local government transportation disadvantaged funds. The Agreement is between the Commission and the Community Transportation Coordinator and recognizes the Community Transportation Coordinator as being responsible for the arrangement of the provision of transportation disadvantaged services for a designated service area.

1.40 MTDAS PT: "MIDAS PT" shall mean the operating paratransit software and data component of the CTMS.

1.41 Missed Trip: "Missed Trip" shall mean when a CONTRACTOR does not pick up a client for a scheduled trip with the exception of a trip canceled by a rider or a rider no show. Rides canceled by the CONTRACTOR shall be considered a missed trip.

1.42 Mobility Aids: "Mobility Aids" shall mean a device or animal used by a person to facilitate travel, including, but not limited to, Escort/PCA, a wheelchair, walker or cane, or a service animal, such as a guide dog.

1.43 Multi-Loading: "Multi-Loading" shall mean the transportation of two or more persons in a shared ride mode in a common vehicle.

1.44 Next Day Service: "Next Day Service" shall mean a trip provided on a particular day in response to a request for service made by 5:00 p.m. the day preceding the day travel is requested.

1.45 No Show: "No Show" shall mean failure of a rider to cancel a prearranged trip within two (2) hours of the pick up time or failure to appear at the designated point within five (5) minutes of the arrival of the vehicle. Vehicle must arrive within fifteen (15) minutes before or after the scheduled time.

1.46 Non-Ambulatory: "Non-Ambulatory" shall mean any person who is mobility impaired and must be transported in a lift or ramp equipped vehicle.

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1.47     On Time: "On Time" shall mean service vehicle arriving within fifteen
         (15) minutes before or fifteen (15) minutes after the pick up time recorded at the time of the scheduled trip request. For example, for a pick up scheduled on the vehicle manifest as 10:15 a.m., riders shall expect to be picked up between 10:00 a.m. and 10:30 a.m. The vehicle is on time if it arrives no earlier than 10:00 a.m. and no later than 10:30 a.m.

1.48 Off Peak: "Off Peak" shall mean a period of a day or night during which travel activity is generally low and a minimum of transportation is operated.

1.49 Paratransit: "Paratransit" shall mean comparable public transportation services required by the ADA for qualified individuals with disabilities who are unable to use fixed route transportation services, or service to other qualified individuals with disabilities, on demand, by reservations, by subscription, and on a shared-ride basis.

1.50 Passenger Miles: "Passenger Miles" shall mean the number of miles each individual fare-paying or sponsored passenger rides on the vehicles. This is a duplicated mileage count. For example, if ten (10) people ride together for ten (10) miles, there would be one hundred (100) passenger miles.

1.51 Passenger Trip: "Passenger Trip" shall mean a unit of service which is measured from the time a driver begins escort service for a passenger pick up to the time when the passenger is escorted to the arranged destination. Each different destination would constitute a passenger trip. This unit of service is also known as a "one-way passenger trip".


1.52 Personal Belongings: "Personal Belongings" shall mean passenger (client) property that can be carried by the passenger (client) and safely stowed for transport with the passenger (client) at no additional charge. "Personal Belongings" do not include for the purposes of this definition wheelchairs, child seats, stretchers, secured oxygen, or personal assistive devices.

1.53 Prescheduled Trip: "Prescheduled Trip" shall have the same definition as "Advanced Reservation Service."

1.54 Qualified Client: "Qualified Client" shall be defined as an individual with a disability who has been determined eligible for paratransit service.


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1.55     Reservation: "Reservation" shall have the same definition as "Advanced
         Reservation Service."

1.56 Response Time: "Response Time" shall mean elapsed time between an immediate request for service and the provision of service where the provision of service is measured as the time the vehicle arrives to pick up the client.

1.57 Revenue Miles: "Revenue Miles" shall mean the number of miles driven while passengers are in the vehicle. For example, if ten (10) passengers rode ten (10) miles together, there would be ten (10) revenue miles.

1.58 Rider: "Rider" shall mean a person or client who reserves and receives a trip through the operator.

1.59 Rider's Choice: "Rider's Choice" shall mean a paratransit system which allows the rider to choose between two (2) or more carriers for a trip.

1.60 Road Call: "Road Call" shall mean a count of the "in-service" interruptions caused by failure of some mechanical element of the vehicle. "Road Call" excludes accidents.

1.61 Routing: "Routing" shall mean the organization of individual pick ups and drop offs so as to maximize multi-loading and the efficient utilization of drivers and vehicles without undue burden or excess riding time for riders.

1.62 Rule 41-2, Florida Administrative Code: "Rule 41-2, Florida Administrative Code" shall mean the rule adopted by the Commission for the Transportation Disadvantaged to implement provisions established in Chapter 427, Florida Statutes, as currently enacted or as may be amended from time to time.

1.63 Same Day Service: "Same Day Service" shall mean the service that is provided to a client on the same day that a request for service is made.

1.64 Scheduling: "Scheduling" shall mean the assignment of a reservation to a route and the estimating of a pick up time for a rider based upon the rider's required arrival time at a designated location.

1.65 Service Animals: "Service Animals" shall mean any guide dog, signal dog, or other animal individually trained to work or perform tasks for an individual with a

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         disability, personal care attendant, or companion, including, but not limited to, guiding individuals with impaired vision, alerting individuals with impaired hearing, providing minimal protection or rescue work, pulling a wheelchair, or fetching dropped items.

1.66 Service criteria: "Service criteria" shall mean the six service measures used to define comparability between fixed route service and complementary paratransit service, which include service area, response time, fares, trip purpose, hours and days of service, and capacity constraints, as same are defined within the ADA.

1.67 Service Hours: "Service Hours" shall mean periods during which the Broward County Transit fixed route system operates and other periods as agreed to by the parties hereto.

1.68 Service Plan: "Service Plan" shall mean a three-year implementation plan which contains the goals the Community Transportation Coordinator plans to achieve and the means by which they plan to achieve them. The plan shall be approved and used by the Coordinating Board to evaluate the Community Transportation Coordinator.

1.69 Standee: "Standee" shall mean a rider who is allowed to ride the lift on lift-equipped vehicles. Whenever a standee rides a lift, the driver shall accompany the rider on the lift to ensure he/she does not slip or fall, unless a companion or personal care attendant is available to assist.

1.70 Standing Order: "Standing Order" shall mean a trip for which an individual goes to and from the same origin and destination, at the same time of day, at least once a week and requests the trip through a standing reservation rather than a daily request. Also referred to as a "Subscription Trip."

1.71 Stranded Passenger: "Stranded Passenger" shall mean a rider not picked up within one hour of his/her scheduled pick up time.

1.72 Subscription Trip: "Subscription Trip" shall mean a trip for which an individual goes to and from the same origin and destination, at the same time of day, at least once a week and requests the trip through a standing reservation rather than a daily request. Also referred to as a "Standing Order."

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1.73     Transferable Passengers: "Transferable Passengers" shall mean any person who uses a wheelchair who can enter, occupy, and exit a motor vehicle with limited or no assistance, not requiring the use of special equipment or bodily lifting by the chauffeur. For these trips, the wheelchair is safely and securely stored in the trunk or interior of the vehicle.

1.74 TD (Transportation Disadvantaged): "TD (Transportation Disadvantaged)" shall mean those persons who because of physical or mental disability, income status, or age are unable to transport themselves or to purchase transportation and are, therefore, dependent upon others to obtain access to health care, employment, education, shopping, social activities, or other life-sustaining activities, or children who are COMPREHENSIVE PARATRANSIT SERVICEcapped or high risk or at-risk as defined in Section 411.202, Florida Statutes.

1.75 TDSP (Transportation Disadvantaged Service Plan): "TDSP (Transportation Disadvantaged Service Plan)" shall mean Service Plan.

1.76 Transportation Contractor ("CONTRACTOR"): "Transportation Contractor ("CONTRACTOR")" shall mean one or more public, private for profit, or private nonprofit entities engaged by the Community Transportation Coordinator to provide service under the terms and conditions of this project.

1.77 Trip Sheet: "Trip Sheet" shall mean a record kept of specific information required by ordinance, rule, or operating procedure for a period of time worked by the driver of a public passenger vehicle in demand-response service. This is also known as a driver's log or manifest.

1.78 Unauthorized client: "Unauthorized Client" shall mean any client who does not meet the requirements of COUNTY'S paratransit eligibility process.

1.79 Unauthorized Location: "Unauthorized Location" shall mean a location outside the service boundaries in effect at the time of the trip, unless the trip has been specifically authorized in writing by COUNTY.

1.80 Vehicle Hour: "Vehicle Hour" shall mean the in service of a transportation vehicle for a period of one hour.

1.81 Vehicle Miles: "Vehicle Miles" shall mean the total number of miles driven by a vehicle within a specified time period, with or. without passengers aboard. This definition includes deadhead (mileage to/from a base location at the beginning of the day and at the end of the service day), maintenance, and non-revenue miles.

1.82 Will-Call: "Will-Call" shall mean a request for immediate response trip not pre-scheduled.

1.83 Window: "Window" shall mean the period of time allowed prior to and after the scheduled time of pick up of any rider(s).

                                    ARTICLE 2

                                  SERVICE AREA

2.1 Service Area: CONTRACTOR shall provide paratransit transportation services in full compliance with the terms and conditions set forth in Exhibit "A," attached hereto and incorporated herein by reference thereto, describing the boundaries of the service area in which the CONTRACTOR may provide service and the service components to be provided by CONTRACTOR, as defined within MIDAS PT.

2.2 Service Area Adjustments: COUNTY, in its sole discretion, retains the right to adjust the boundaries of CONTRACTOR's service area and service components as described by Exhibit "A." Any such adjustments shall be preceded by notice detailing such changes. Notice shall be provided thirty (30) days prior to any such adjustments, or as otherwise agreed to by the parties, and CONTRACTOR shall comply with said changes.

                                    ARTICLE 3

                    SCOPE OF SERVICES AND SERVICE DESCRIPTION

3.1 Program Objectives: The purpose of this program is to provide transportation services to qualified individuals with disabilities in accordance with the mandates of the ADA, to the transportation disadvantaged in accordance with the mandates of Chapter 427, Florida Statutes (1995), and to those persons meeting the criteria as defined by COUNTY (hereafter "Clients"). It is the COUNTY's intent that these services be provided in a method that maximizes participation, increases competition, is cost effective, and provides the best possible quality service to the transportation disadvantaged and individuals with disabilities. COUNTY reserves the right to enroll additional service providers into the program to meet the herein stated Program Objectives. Client's must be approved or certified by

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


         COUNTY. Only COUNTY shall provide certification information to CONTRACTOR.

3.2 Memorandum of Agreement (MOA): CONTRACTOR agrees to comply with all of the requirements of local, state, and federal laws relating to the provisions of transportation services and in accordance with all of the terms and conditions of the MOA, attached hereto as Exhibit "B" and incorporated herein by reference thereto, as currently existing or as may be amended from time to time.

3.3 CONTRACTOR Services: CONTRACTOR shall furnish at its sole cost and expense all facilities, labor, materials, and equipment required to provide all necessary service in the manner and form provided herein for transportation and scheduling with the exception of those facilities, labor, materials, and equipment provided for by COUNTY pursuant to the terms of this Agreement. These services shall be governed by the Memorandum of Agreement, the Transportation Disadvantaged Service Plan (TDSP) , and the ADA Paratransit Service Plan as currently enacted and as may be amended from time to time.

3.4 Scope of Work: CONTRACTOR shall provide services as per Exhibit "A". The COUNTY Transportation Option Program includes two service components: "Program Trips" and "Rider's Choice." Pursuant to the mandates of the ADA, CONTRACTOR agrees that it will not discriminate as to trip purpose and will comply with all local, state, and federal laws and regulations that apply to the provision of transportation under the ADA, transportation disadvantaged services required by Chapter 427, Florida Statutes (1995), Rule 41-2, Florida Administrative Code, and specific policies and procedures which relate to local sponsor agency requirements.

         3.4.1 "Program Trips": CONTRACTOR shall provide service to specific large congregate sites and/or high volume agency locations as designated by the COUNTY and as may be amended from time to time. These are subscription trips which are based upon geographically designated areas.

                  3.4.1.1. Program Trip Adjustments: COUNTY, in its sole
                           discretion, retains the right to adjust the Program Trip assignments as provided for by Exhibit "A."

         3.4.2 "Rider's Choice": CONTRACTOR shall provide a driver assisted, door-to-door, advance reservation program, to clients who choose their service.

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3.5      Client Certification and Scheduling: Certification of eligibility, service, assignments, and authorization will be accomplished through linking the COUNTY'S CTMS with the CONTRACTOR's reservation and scheduling system. This system will provide a direct link between CONTRACTOR and COUNTY.

3.6 Types of Trips Provided Via Service Components and Responsibilities of the Parties per Type of Trip Provided: The following types of trips will be provided as part of the "Program Trip," "Rider's Choice," service component program, and the parties hereto will have the following responsibilities per type of trip provided:

         3.6.1 "Pre-Scheduled Trips": These advanced reservation, demand response, trips shall be provided on a first-come, first serve basis.

         3.6.2 "Subscription Trips": ADA Paratransit riders shall have priority for subscription trips when subscription capacity is inadequate to meet all requests for subscription service. CONTRACTOR shall maintain a list of subscription clients by funding component to document the level of subscription service provided and shall provide information to COUNTY upon request. Information requested may include listing the number of subscriptions scheduled, the days of the week of the subscriptions, the pick up times for the scheduled subscriptions, and any other information requested. COUNTY reserves the right to set limits on the number of daily subscription trips allowed in accordance with ADA regulations. COUNTY shall allow clients to change providers for subscription trips only one (1) time per calendar month, with the change in service provider beginning on the first day of the subsequent month, except in special cases as determined by COUNTY.

         3.6.3 "Same Day Service": Requests for service made on the same day may be provided at the discretion of CONTRACTOR. CONTRACTOR shall make every reasonable effort to accommodate same day trip requests.

         3.6.4 "County Special Trips": Trips requested by COUNTY staff to be provided to clients involved with special COUNTY activities outside the scope of ordinary service provision. These may include, but are not limited to, ADA Eligibility and Appeals transportation.

         3.6.5 "Emergency Trips": During emergency circumstances, including but not limited to hurricane evacuation, as determined solely by, and at the discretion of COUNTY, CONTRACTOR shall be required to provide transportation on a will-call basis to all riders including those who may not otherwise be eligible for these services.

3.7 Provision of Service: Transportation service will be provided by CONTRACTOR as follows:

         3.7.1 Eligibility Determinations: Determinations are made as to client eligibility for service in the following manner:

                  3.7.1.1 ADA Paratransit Eligibility: COUNTY has established a certification process for ADA Paratransit Eligibility as required by the ADA. Only those clients whose disabilities prevent them from using the fixed route system are eligible for this service. Once certification has been established on specific clients, COUNTY will provide CONTRACTOR with a list of eligible ADA riders. If an individual is transported without certification by COUNTY, COUNTY shall not provide reimbursement for such trip(s).

                  3.7.1.2  Transportation Disadvantaged (TD) Funded Trips:
                           COUNTY determines eligibility and provides authorization, and preserves the right to limit the number of trips and/or prioritize by trip purpose for Transportation Disadvantaged Sponsored Trips in accordance with the eligibility criteria established by the Florida Commission for the Transportation Disadvantaged. Once authorization has been established on specific clients, COUNTY will provide CONTRACTOR with a list of eligible TD riders. If an individual is transported without authorization by COUNTY, COUNTY will not provide reimbursement for such trip(s):

                  3.7.1.3 Agency-Funded Trips: Various other local agencies may participate in the purchase of service arrangements under this Agreement. Each agency shall determine eligibility and provide authorization for Agency Funded Trips in accordance with the eligibility criteria established by the appropriate funding agency. The appropriate funding agency will reimburse

                           CONTRACTOR for transportation services only if the client was an eligible agency rider on the date of the service.

         3.7.2    Reservations:

                  3.7.2.1 Reservation Hours (Reservations): Requests for Service shall be made available to caller by CONTRACTOR, through the use of a telephone operator, seven (7) days a week between the hours of 8:00 a.m. and 5:00 p.m. Reservations shall be made available to client by CONTRACTOR through the use of reservation agents, an answering service, or some operable mechanical device, such as an answering machine, during Saturdays and Sundays. Eligible clients may reserve paratransit service up to fourteen (14) days prior to the date of the desired trip. Pick up times may be negotiated, however, an ADA Paratransit Client may not be required to schedule a trip to begin more than one hour before or after the client's desired pick up time.

                  3.7.2.2 Required Records: For each caller, the call taker shall, at a minimum, record the following information on the Computerized Trip Management System (CTMS) reservation screen:

                           A.       Name of Caller.

                           B.       Appropriate funding component of service.

                           C.       Caller's Paratransit Services Identification
                                    Number.

                           D.       Pick Up location.

                           E.       Drop Off location.

                           F.       Desired pick up time (if applicable).

                           G.       Desired drop off time (if applicable).

                           H.       Telephone number where caller can be
                                    reached.

                           I.       Number in party (PCA and/or Companion).

         3.7.3 Scheduling and Dispatching: All trips must be scheduled and/or dispatched through CONTRACTOR's local dispatch facility of the COUNTY supplied CTMS. The COUNTY may within its sole discretion, under certain circumstances, provide scheduling functions. The following are requirements pertaining to scheduling and dispatching:

                  A. Clients will not be permitted to request a specific driver.

                  B. CONTRACTORS shall use their best efforts to regularly assign drivers to routes in order to best serve the specific needs of their clientele.

                  C. CONTRACTOR shall not restrict or prioritize scheduling based upon trip purpose unless otherwise directed by the COUNTY.

                  D. All pick up and appointment times shall be confirmed at the time the trip is reserved.

                  E. CONTRACTOR shall be responsible for routing vehicles in stop order (discharge order).

                  F. If the CONTRACTOR fails to deliver a client to an appointment on time, the client shall not be penalized for the return trip when and if he/she cannot be ready at the scheduled return pick up time. A window of thirty (30) minutes will be given in situations such as this from the time the client is ready for his/her return trip.

                  G.       CONTRACTOR shall consider service for "will calls".

3.7.4 Daily Service Hours: CONTRACTOR shall provide paratransit transportation throughout CONTRACTOR's designated service area during the hours of COUNTY'S operations and as may be changed from time to time.

         3.7.4.1 COUNTY'S Current Hours of Operation: Monday through Saturday, 5:30 a.m. to 10:00 p.m., and Sundays and Holidays, 7:30 a.m. to 8:00 p.m.

         3.7.4.2 Specific Holidays: Paratransit service shall be provided as per COUNTY'S holiday schedule for fixed route service on: New Year's Day, Labor Day, Memorial Day, Thanksgiving, Independence Day, and Christmas Day.

3.7.5 Client Pick Up: CONTRACTOR shall be required to provide door-to-door service. Drivers must go into the lobbies or vestibules of buildings to seek out and/or assist a client; however, drivers are prohibited from entering residences. Sounding a horn at the curb shall be insufficient notification of a ride's arrival. When the client boards the vehicle, driver shall complete paperwork, or utilize an alternate automated system, indicating that the pick up has been made. The following information, at a minimum, shall be recorded by the driver:

         A.       Actual pick up time.

         B.       Actual vehicle odometer mileage.

         C.       Actual fare collected from the passenger.

         D. Client signature on the ride ticket, manifest, and route sheet.

         E.       Other information as may be required by COUNTY.

         3.7.5.1 Failure to Respond on Vehicle Arrival: If the client does not respond upon the vehicle's arrival at the pick up point, the driver will immediately radio the dispatcher to assist in making every attempt to contact the client. If the client does not appear, the driver shall request instructions from the dispatcher. After waiting five (5) minutes the dispatcher may direct the driver to continue on to the next scheduled pick up. Reasonable attempts should be made to reach the client by telephone.

3.7.6    Cancellations, No Shows, Denials:

         3.7-6.1 Cancellations: CONTRACTOR shall record cancellations in the CTMS dispatch records on a daily basis. CONTRACTOR shall notify the COUNTY of:

                  A. Any instances of clients who establish a pattern of cancellation of two hours or less prior to the scheduled pick up time.


                  B.       Clients who refuse to pay the initial user fare.

                  C. Clients who may need to be denied service due to violent, seriously disruptive, or illegal behavior.

         3.7.6.2 No Shows: CONTRACTOR shall record no shows in the CTMS dispatch records as they occur.

         3.7.6.3  Denials/Refusal of Service:

                  A. CONTRACTOR may refuse to provide contracted paratransit service to clients if vehicle capacity is insufficient to accommodate the users at the time they wish to travel. When service is refused for vehicle capacity reasons, CONTRACTOR shall: refer program participants to another contractor, who provides similar service for COUNTY under this Agreement, by giving the telephone number(s) of such contractors to the client or directly assist the client by attempting to arrange the service with another contractor. In the event that the client is unable to arrange service for themselves after contacting the alternative contractors, the COUNTY reserves the right to make the service arrangements for the client directly with a service provider.

                  B. CONTRACTOR may refuse to provide contracted paratransit service to clients who engage in violent, seriously disruptive, or illegal conduct.

                  In each of. these instances, CONTRACTOR shall document and record all refusals in the CTMS as they occur. In addition to logging the denial on the CTMS, CONTRACTOR may be requested to submit to COUNTY a denial form/log, which shall detail specifically the reason for the trip denial, the alternatives offered to the caller, and all other information pertaining thereto.

                  C. CONTRACTOR may not deny services based upon trip length, mobility device used by the client, geographic location within the service area, or time of day within the hours of service. All requests made within a service area, during service hours, and with vehicle capacity shall be honored.

                  D. Any trip denial or referral of trips which negatively impacts the paratransit service may be cause for corrective action including, but not limited to, the enrollment of additional service providers into the program, and may be considered a breach of contract which will be handled in accordance with Article 15 herein.

3.7.7 Drugs, Alcohol, Smoking: Driving while under the influence of drugs and/or alcohol, or smoking, shall be strictly prohibited. A client's use of drugs, the consumption of alcoholic beverages, and the smoking of any substance shall be strictly prohibited while on board as a passenger utilizing paratransit service. CONTRACTOR shall:

                  A. Establish such anti-drug and alcohol programs as may be required by federal regulations.

                  B. Certify compliance with Federal Transit Administration Regulations, 49 CFR Part 653 and 49 CFR Part 654, as currently enacted or as may be amended from time to time, which concern pre-employment, reasonable suspicion, random testing, post accident, return-to-duty, and follow-up drug and alcohol testing of safety sensitive employees.

                  C. Report applicable testing summaries annually, or as may be prescribed by COUNTY'S Contract Administrator and or the COUNTY Program Manager for Drug and Alcohol Testing.

3.7.8 Permissible Client Transportation Accompaniment/Requirements/ Reimbursable Expenses: The following is a list of categories which set forth permissible accompaniments for paratransit clients during transportation, the requirements related thereto, and reimbursable expenses for such accompaniments:

3.7.8.1 Personal Care Attendant: ADA Paratransit clients who are coded in COUNTY'S eligibility file as "PCA" (Personal Care Attendants) may bring a PCA with them during transportation. The reservation for a PCA must be made at the time of the client's original trip request. An ADA Paratransit client traveling with a PCA may also reserve space for a Companion. A PCA does not pay a user-fare when riding with an ADA Paratransit client, and PCA travel is not reimbursable as a separate trip. ADA Paratransit clients who are coded "PCA" shall self-determine the need for a PCA, whether occasionally or for every trip and, pursuant to 49 CFR Part 37.5, shall not be required to bring a PCA. The only exception to not requiring a PCA would be where a client would otherwise be suspended from service and the presence of a PCA would mitigate the need for suspension. PCAs may only ride at the same time(s) and to and from the same destination(s), as the ADA Paratransit client.

3.7.8.2 Companions: ADA Paratransit clients shall be allowed to reserve space for one companion when they make their original reservation(s). This is in addition to a PCA. Additional companions may travel when vehicle capacity allows. Companions may only ride at the same time (s) , and to and from the same origin (s) and destination(s), as the ADA Paratransit client. Companions traveling pay the same user fare as the client and are an eligible reimbursable trip for billing purposes.

3.7.8.3 Service Animals: Any animal which is identified and trained to be a service animal needed by a client, PCA, or companion, to help with daily activities shall be transported. Service animals are not allowed to occupy seats. They must be leashed and either kept on the floor of the vehicle or carried on the lap of the client. Service animals are not reimbursable as a service trip.

         3.7.8.4 Personal Belongings: Personal Belongings as defined by Article I herein may be transported with a paratransit client.

3.7.9 Driver Trip Tickets/Log Sheets: CONTRACTOR shall use driver trip tickets/log sheets to record trip information. These forms shall be specifically completed and maintained as documentation of service provided. CONTRACTOR shall not be reimbursed, in the event that COUNTY receives an incomplete trip ticket/log sheet, until such document is completed to the satisfaction of the COUNTY. No reimbursement shall be processed, or paid, after sixty (60) days of the actual trip date. In the event that automated swipe-card procedures are installed by COUNTY, such procedures shall replace any use of written trip tickets/log sheets.

3.7.10 Drivers: CONTRACTOR is required to keep a daily record for each driver indicating:

         A.       Driver's Name.

         B.       Date of Service.

         C.       Vehicle Number.

         D.       Time the driver leaves for in service transportation.

         E. Odometer reading from the time the vehicle begins in service transportation.

         F.       Time of the driver's first pick up.

         G.       Time of the driver's last pick up.

         H.       Odometer reading on arrival at the terminal.

         I.       Time of arrival back at the terminal.

         Any form utilized by CONTRACTOR for this purpose shall be approved by COUNTY and may be incorporated into the CONTRACTOR'S drivers log.

3.7.11 Identification Cards: In the event that COUNTY implements a policy regarding identification cards which would require the clients to present such card while using the service, CONTRACTOR agrees to cooperate with COUNTY in the enforcement of said policy. COUNTY reserves the right the change the client identification cards at any time, which may include, but not be limited to, cards encased in plastic sealers, swipe card format, or picture identification cards.

3.7.12   Telephone Information Services:

         3.7.12.1 Courteous and Polite Dealings: CONTRACTOR shall ensure that personnel assigned to service telephone lines maintain a courteous and polite attitude in all dealings relating to the provision of services.

         3.7.12.2 Full Service: Clients (within the service area) shall be provided full, easy, and toll-free access to paratransit services. Full access shall include the provision of telephone devices for the deaf ("TDD") . CONTRACTOR shall have staff trained in TDD usage and available to answer this machine during all call taking hours.

         3.7.12.3 Exclusivity: Customer reservation telephone lines shall be exclusively utilized for paratransit service customer information and will not be used by CONTRACTOR for any other purpose.

         3.7.12.4 On-Hold Tines: CONTRACTOR shall establish a system to keep on-hold time at a minimum while clients are booking transportation. A minimum shall be defined as no more than ninety (90) seconds.

         3.7.12.5 Reporting Function: CONTRACTOR shall have a reporting function on the phone system which measures the number of calls by function, average length of call, hold times, abandoned calls, cancellations, and other reporting capabilities.

         3.7.12.6 Hotline: CONTRACTOR shall provide a "hotline" telephone number (unpublished), for exclusive use by COUNTY staff. Such telephone line shall provide for direct communication in resolving day-to-day operational issues and shall be active and functioning during all hours of service delivery. This hotline telephone number shall be supplied to COUNTY prior to initiating service.

3.7.13 Unauthorized Service: CONTRACTOR shall not be reimbursed for service provided to unauthorized clients or to unauthorized locations.

3.7.14 Coordination of Service: CONTRACTOR shall coordinate service with COUNTY fixed route bus service and other public transportation services where available and appropriate. The service dispatcher shall be familiar with other public transportation services available in the service area covered by this Agreement.

3.7.15 Assignment of Client: COUNTY reserves the right to assign specific clients to designated contractors which may best serve a particular client's special needs.

3.7.16 Wheelchair to Seat Transfer: CONTRACTOR may ask clients who use wheelchairs if they wish to transfer from wheelchair to seat once aboard a vehicle. Such transfer is entirely at the discretion of the client and service may not be refused or denied based upon the decision of the client.

3.7.17 Client Safety: All clients are required to be secured by a seatbelt and the CONTRACTOR shall ensure that all clients utilize safety belts. Any report of unsafe driving and unsafe or uncomfortable vehicles shall be acted upon, and corrective action shall be taken, by CONTRACTOR and COUNTY so as to achieve a solution consistent with satisfactory performance of the objectives of this Agreement.

3.7.18 Grievance Procedure: A formal grievance procedure, pertaining to the provision of service, has been established by the Broward County Coordinating Board (BCCB) in accordance with Florida Commission for the Transportation Disadvantaged requirements as per Rule 41-2, Florida Administrative Code (1992). Copies are available upon request.

3.7.19 Equal Access to Service: CONTRACTOR shall provide services within its service area to all program-eligible residents without regard to location, cultural affiliation, race, religion, color, sex, sexual orientation, or national origin. COUNTY reserves the right to require CONTRACTOR to provide full documentation of all trips provided within these classifications. Failure to provide full and equal access of paratransit services to clients may result in termination of this Agreement as per Article 15 herein.

3.7.20 Subcontractors: CONTRACTOR may utilize direct service subcontractors only with the written consent and approval of COUNTY. Names and qualifications of all subcontractors shall be submitted to COUNTY at any point where CONTRACTOR wishes to utilize the services of such subcontractors.

3.7.21 Confidentiality: CONTRACTOR shall maintain as confidential all client information, whether provided by COUNTY or otherwise obtained by CONTRACTOR. Information concerning a COUNTY paratransit client shall not be disclosed unless directly related to the administration of the COUNTY'S or CONTRACTOR'S responsibilities with respect to services provided under this Agreement and/or in accordance with applicable public records laws, rules, and regulations, by Court Order, and by written consent of the client, his/her attorney, responsible parent, or guardian.

         3.7.21.1 Solicitation Prohibited: Names and addresses of COUNTY paratransit clients shall not be distributed for any purpose without prior COUNTY approval. CONTRACTOR may not solicit or entice clients with incentives, discounts, or gifts, in order to increase ridership. Quality of service and performance of CONTRACTOR shall be the only factor to attract clients.

3.8 Vehicles:

3.8.1 Accessibility: CONTRACTOR shall provide sufficient dedicated vehicles, which shall include, but not be limited to, an appropriate number of vehicles equipped with lift or ramp, wheelchair securement devices, and spare vehicles to maintain service in case of vehicle breakdowns, suitable for transportation of the clients to meet the requirements specified in this Agreement. All vehicles, wheelchair lifts or ramps, and wheelchair securement devices used for paratransit service shall meet all applicable Americans with Disabilities Act regulations, be approved by COUNTY, and are subject to annual COUNTY inspection. CONTRACTOR shall meet or exceed the standards and requirements for accessible vehicles set forth in Architectural and Transportation Barriers Compliance Board (ATBCB) as published in 49 CFR
         Section 37.161, 37.163, 37.167, 37.169, 38.21, and 38.23-38.33, on
         September 6, 1991. Failure to provide adequate vehicles to meet the terms and conditions of this Agreement may result in termination of the Agreement as provided by Article 15 herein.

3.8.2 Computerized Information Tracking System: COUNTY may, and reserves the right to, require CONTRACTOR to install, at COUNTY expense, automatic vehicle locator equipment in the CONTRACTOR'S vehicles.

3.8.3 Wheelchair Restraint System: A four-point tie down system with shoulder strap such as "Q" Straint," "Kennedyne," or a COUNTY approved equivalent, shall be located at each wheelchair area. Tiedowns (wheelchair securement devices) shall be oriented to allow the client to ride facing forward in the vehicle. Tiedowns are to be fully adaptable so as to fit all size chairs. All vehicles shall be equipped with operable seat belts and/or ADA approved tiedowns at all seating and wheelchair locations. CONTRACTOR shall strongly encourage clients to utilize their mobility devices as regulated by the ADA in vehicles.

3.8.4 Personal Property in Vehicles: Any personal property of a client found in a vehicle shall be retained by CONTRACTOR for a minimum of sixty
         (60) days after which, with the prior approval of the COUNTY, the CONTRACTOR may dispose of said property.

3.8.5 Vehicle Insect Extermination: All vehicles shall undergo insect extermination as necessary to eliminate the presence of insects. The vehicle shall not be placed in service while any noxious fumes or detectable odors remain.

3.8.6 Vehicle Standards: It is the responsibility of CONTRACTOR to ensure that each vehicle meet the standards as established in the TDSP, MOA, FCTD, and Chapter 341.061(2)(a), Florida Statutes, and Rules thereunder. The following are the minimum standards which must be met by CONTRACTOR at all times while providing the services:

                  A. One operational seat belt per passenger available for use at all times (except buses).

                  B. All vehicles must carry an effective fire extinguisher aboard whenever passengers are on board.

                  C.       Have a rear view mirror and dual side mirrors.

                  D. Have a functioning speedometer indicating speed in miles per hour and a functioning odometer indicating distance in miles to the nearest tenth of a mile.

                  E. Have a functioning interior light within the passenger compartment.

                  F. The vehicles are to be equipped with an operable air-conditioning system. If the air conditioning system becomes inoperable during the day, the vehicle may continue to provide service only for the remainder of that day.

                  G. Vehicle exterior is to be free of grime, oil, or other substance and be free from cracks, breaks, dents, and damaged paint that noticeably detracts from the overall appearance of the vehicle.

                  H. Body molding should be in place, or if removed, holes filled and painted.

                  I. The interior shall be free from dirt, grime, oil, trash, or other material which could soil items placed therein and protruding metal or other objects that could damage items placed therein.

                  J. Passenger compartment is to be clean, free of torn upholstery or floor coverings, damaged or broken seats, and protruding sharp edges.

                  K. Broward County Operating Permits, if required, shall be displayed properly. CONTRACTOR shall bear the production cost of the sticker or tag.

                  L. Vision to be unobstructed on all four (4) sides of vehicles.

                  M. Vehicle shall be equipped with a two-way mobile radio in good working order which shall be audible to the driver at all times.

                  N.       No smoking in the vehicle.

                  0.       All vehicles shall be cleaned, inside and out, daily.

                  P. CONTRACTOR shall, on the first day of each month, supply COUNTY with a list of all vehicles to be used in the subsequent month, shall have such vehicles inspected annually, and shall certify to COUNTY that maintenance has been performed as required by Rule 14-90.001, et seq., Florida Administrative Code
                           (1995).

                  Q. Each vehicle shall have the COUNTY'S telephone number for complaints and CONTRACTOR'S emergency telephone number posted in a conspicuous place in the vehicle, and given verbally by the driver upon request.

                  R. Mini-vans, vans, demand-response sedans used in this service, as well as any taxicabs which the COUNTY authorizes, and which are used for backup services, shall be governed by the requirements of the Broward County Code of Ordinances. Van-type vehicles must have windows in all client seating locations. Retro-fitted/conversion "cargo" vans without added windows are not acceptable.

                  S. CONTRACTOR shall affix to each vehicle the COUNTY supplied program logo decal in a COUNTY approved position and place on the vehicle.

                  Any vehicle found not to be in conformance with the above standards must be removed from service until correction of the deficiency. COUNTY further reserves the right to inspect vehicles to be used in the Program at any time, and order their removal from service if not found to be in conformity with this Article. Vehicles will be subject to an annual inspection performed by COUNTY or its agent. Failure to comply with this requirement shall be cause for disallowance of compensation for service rendered in the violating vehicle.

         3.8.7 Vehicle Maintenance: CONTRACTOR shall maintain all vehicles and equipment used in the COUNTY paratransit service in optimal working condition so as to minimize breakdowns and decrease the possibility of accidents. COUNTY reserves the right, in its sole discretion, at any time, to inspect vehicles and maintenance facilities during normal working hours, review CONTRACTOR'S maintenance records and inspect and reject temporarily or permanently, by notice to the CONTRACTOR, any vehicle CONTRACTOR proposes to use or subsequently utilizes which deems unacceptable due to uncleanliness, mechanical failure, or safety concerns.

3.9 Service Funding Sponsors: There are various Service Funding Sponsors who assist in providing paratransit services to their clients. CONTRACTOR shall ensure that all procedures of the various service sponsors are followed and that a sensitive and responsive working relationship is maintained with these groups.

         3.9.1 Medicaid (AHCA) Trips: Pursuant to 42 C.F.R. 431.53, 42 C.F.R. 440.170(a), and Chapter 409, Florida Statutes, the Medicaid Program office of the Agency for Health Care Administration is currently the entity designated to contract for transportation services on behalf of Medicaid recipients who would otherwise be unable to access necessary medical services. Changes to this program are currently under consideration by AHCA and paratransit service may some time in the future be incorporated into the services herein provided. COUNTY and CONTRACTOR agree to incorporate Medicaid recipients into this Agreement should this change be implemented.

         3.9.2 CTC/TD Trips: Pursuant to Chapter 427, Florida Statutes, COUNTY as the Community Transportation Coordinator (CTC) is responsible for the coordination of funding and activities in providing transportation for transportation disadvantaged (TD) eligible recipients.

         3.9.3 ADA Trips: Pursuant to the Americans with Disabilities Act of 1990 (ADA), COUNTY is responsible for providing complementary paratransit services. Eligibility for clients under this service is determined by Federal ADA Rules and Regulations.

         3.9.4 Other Community Sponsored Trips: Various other community support agencies (such as the Division of Blind Services and Vocational Rehabilitation) participate, through COUNTY, in sponsoring eligible paratransit clients.

                                    ARTICLE 4

                                SERVICE STANDARDS

4.1 Objectives of Service Standards: CONTRACTOR shall provide services, as per this Agreement.

4.2 Service Standards: It is the responsibility of CONTRACTOR to comply with all service standards established by COUNTY. The following service standards established by the COUNTY shall be followed:

         4.2.1 Dwell (Waiting) Time: Driver shall dwell (wait) for a client at a pick up point for a minimum of five (5) minutes. In addition, the Driver is required to wait for a client who is within the eye sight of the vehicle operator and is clearly making his/her way to the vehicle. The dwell time is to be extended for clients to board the vehicle. If the vehicle arrival is outside of the on time window (a late pick up) the Driver shall dwell for a minimum of ten (10) minutes.

         4.2.2 Door-to-Door Service: Clients shall be provided door-to-door service as defined by Article I herein. Sounding of the horn at the curb shall not be acceptable as sufficient notification of a driver's arrival. Door, used herein, shall be the building's door, not an individual office or apartment door located within a given building.

         4.2.3 Client Assistance: Boarding and disembarking assistance shall be provided to any client. The driver shall go to the door, announce his or her arrival (e.g., face-to-face or by intercom), and provide any additional assistance which will ensure the client's safe passage to and from the vehicle and to and from the vehicle seat. Even if the client indicates that he or she does not require the driver's assistance, the driver shall take the necessary precautions to ensure the client's safe passage.

         4.2.4 Transfers to other Services: Transfers to fixed route and other paratransit services shall be provided and are encouraged.

         4.2.5 Client Ride Time: While the scheduler shall attempt to schedule a series of pick ups so as to load the vehicle to the highest safe and permissible capacity, and operate at the highest possible level of efficiency and productivity, the CONTRACTOR shall also attempt to minimize a client's ride time to ensure that it is not excessive. Ride time shall not exceed two (2) times the normal, direct-route ride time for a particular trip. This requirement shall apply except in circumstances beyond the CONTRACTOR'S control; such as, inclement weather, unusually heavy traffic, and the like. It shall be in the sole discretion of the COUNTY to opine and determine excessive ride time and when circumstances are beyond CONTRACTOR'S control. Rides provided where client ride time exceeds two (2) times the normal ride time for that specific trip shall be deemed excessive. CONTRACTOR shall provide written explanation for additional travel time if requested by COUNTY.

         4.2.6 On Time Performance: CONTRACTOR shall maintain On Time performance and shall not establish a pattern of untimely pick ups. On Time is as defined in Article I herein. For scheduled service requests, ninety-five percent (95%) shall be picked up within the established On Time definition. COUNTY reserves the right to arrange/provide transportation as it deems appropriate for any client who has been waiting more than sixty (60) minutes past their scheduled pick up time.

4.3 Disincentive Deductions: CONTRACTOR shall be assessed disincentive deductions in the following circumstances:

         4.3.1 Client Ride Time Disincentive Deduction: A disincentive deduction of One Hundred Dollars ($100.00) per occurrence/incident, shall be assessed against CONTRACTOR who has been provided with two (2) or more written warnings by COUNTY to correct the practice of excessive ride time lengths.

         4.3.2 On Time Performance Disincentive Deduction: On Time performance shall be determined based upon data provided by CONTRACTOR each calendar month. If On Time performance falls below ninety-five percent (95%) two or more months in a row, or below eighty-five percent (85%) in any one month, COUNTY'S Contract Administrator shall meet with CONTRACTOR to review the matter and determine what actions will be taken to resolve the problem. Notwithstanding this effort, in the event that CONTRACTOR fails to meet an on time performance level of ninety percent (90%) in any month of service, in addition to applicable trip by trip disincentive deductions as listed in subsection 4.3.3 herein, COUNTY shall apply a disincentive deduction to CONTRACTOR as follows:

                  A. Three Hundred and Fifty Dollars ($350.00) for the provision of up to four thousand (4,000) total trips per month.

                  B. Seven Hundred Dollars ($700.00) for the provision of over four thousand (4,000) total trips per month.

         Repeated failures to meet on time performance standards may be deemed a default in the sole discretion of COUNTY and cause for termination of this Agreement as per Article 15 herein.

4.3.3 Tardiness Disincentive Deductions: For each instance where a client is picked up outside of the minimum ninety-five percent (95%) on time standard, the following disincentive deduction will be assessed:

         A.       16-30 minutes - $1.50 per late trip.

         B.       31-45 minutes - $2.00 per late trip.

         C.       46-60 minutes - $2.50 per late trip.

         D. 61 + minutes - $2.50 per late trip. No Collection of fare from client.

         Disincentive deductions will be waived during periods of severe weather or when other conditions indicate that the delay was unavoidable, as solely determined by the COUNTY. This determination is final. If CONTRACTOR believes an event occurring in COUNTY may cause delays, it is the responsibility of CONTRACTOR to notify COUNTY of the event and to obtain prior written concurrence that charges will not be assessed.

         4.3.4 Missed Trip Disincentive Deductions: For each missed trip the reimbursement value of two similar trips shall be deducted from CONTRACTOR's monthly reimbursements. CONTRACTOR shall submit as part of the weekly written report to COUNTY, details of all missed trips, including an explanation for the missed trip, times and days of the missed trip, rider whose pick up was missed, and origin and destination of the missed trip.

         4.3.5    Driver Licensing and Registration Disincentive Deductions:
                  Failure to meet driver licensing and registration requirements as stated herein shall result in a disincentive deduction of Two Hundred and Fifty Dollars ($250.00) per incident, and shall be assessed monthly and may result in Termination as per
                  Article 15 herein.

         4.3.6 Accident/Incident Disincentive Deduction: If CONTRACTOR fails to report an accident/incident within the required time period as stated herein, CONTRACTOR will be charged a disincentive deduction in the amount of One Hundred Dollars ($100.00) per day the report is late.

4.4 Monitoring: COUNTY'S direct involvement in the day-to-day operations of the service shall include, but not be limited to, on-street monitoring of drivers and vehicles, inspections of equipment, customer service functions, contract compliance oversight, and quality control. COUNTY shall conduct unannounced periodic inspections to determine whether the operations meet the required specifications and vehicles are in compliance with standards. Full cooperation shall be provided by CONTRACTOR for the COUNTY monitoring program. CONTRACTOR shall provide full access to all driver records on or at the operating facility. CONTRACTOR shall be required to make available a work station, desk, telephone, and chair, for use by a COUNTY representative, if so requested, at the CONTRACTOR'S facility. COUNTY'S on street monitoring shall include, but not be limited to:

         A.       On Time performance.

         B.       Knowledge of the service area and routing.

         C.       Driver assistance.

         D.       Manifest accuracy and completeness.

         E.     Driver appearance.

         F.     Vehicle appearance.

         G.     Wheelchair lift condition and operation.

         H.     Wheelchair securement systems condition and use thereof.

         I.     Safety equipment.

         J.     Driving habits.

         K.     Compliance with the Florida Motor Vehicle Regulations.

4.5 Quality Assurance Program: COUNTY shall measure the quality of service through the use of an independent consultant firm. The established service standards will be measured and summarized through various means which may include, but are not limited to: mail-back surveys, mystery riders, in-field interviews, and telephone surveys. CONTRACTOR shall cooperate with survey techniques utilized.

4.6 Scheduling: CONTRACTOR shall accurately account for client trip information and shall efficiently and effectively schedule trips. In so doing, CONTRACTOR's personnel shall be knowledgeable as to all aspects of service operations, which shall include, but not be limited to, the MIDAS PT computerized reservation and scheduling system. The standards for CONTRACTOR scheduling are:

         A. One hundred percent (100%) of all standing orders will be preassigned to routes on a daily basis.

         B. One hundred percent (100%) of all wheelchair trips will be scheduled to assigned routes on a daily basis.

         C. Overall, ninety percent (90%) of all daily trips will be scheduled to assigned vehicle routes, excluding same day service requests.

         D. Trips will be scheduled so that customers will arrive at their destination on time.

         E. No more than ten percent (10%) of all trips should be subject to backup support. Backup support is considered those trips which are not scheduled to paratransit routes.

         F.       Trips will be multi-loaded to achieve maximum efficiency.

4.7 Clients Per Hour: As a shared ride, public transportation system, the goal is to transport Clients as cost-effectively as possible by multi-loading vehicles. In order to measure and monitor the efficiency of the service, a system-wide goal of two (2) clients per hour is established.

4.8 Call Taking: CONTRACTOR shall assign sufficient personnel to the project to ensure that the following established goals are met:

         A.       Calls will be answered within five (5) rings.

         B. No one will be put on hold for more than ninety (90) seconds, cumulatively, per call.

4.9 Electronic Answering Device: CONTRACTOR may use or may be required to use an automated or electronic answering device to receive trip cancellation notices. However, use of such equipment does not relieve the operator of his/her responsibility to ensure that no one is on hold for longer than ninety (90) seconds.

4.10 Driver Training: CONTRACTOR must provide COUNTY with evidence that all drivers have completed the training program offered by CONTRACTOR prior to any such driver providing service. This training shall be included as part of the monthly operating summary package. Additionally, drivers shall be required to participate in a driver training program which may be developed by COUNTY. CONTRACTOR will receive information regarding any COUNTY program., CONTRACTOR shall require all personnel providing transportation under the Agreement to possess the following, which shall be filed with the COUNTY Contract Administrator prior to such driver providing paratransit service.

         A. A current, valid driver's license from the State of Florida that meets the current state and federal requirements; and

         B. A current, valid Broward County Chauffeur's Registration in accordance with the requirements of Chapter 22 1/2, Broward County Code of Ordinances.

         COUNTY shall request State of Florida Motor Vehicle Reports (MVR) for CONTRACTOR'S drivers on a periodic basis. In the event such a report shows evidence of any violations, COUNTY shall promptly notify CONTRACTOR and the Taxi Section of the COUNTY Consumer Affairs Division. CONTRACTOR shall have procedures in place to periodically review driver's MVRs. Compliance shall be monitored by COUNTY Mass Transit Division staff.

4.11 Complaints: CONTRACTOR shall be required to respond to COUNTY on all complaints received concerning the service provided.

         4.11.1 Complaint Procedure: A summary of the procedure for handling complaints is as follows:

                  4.11.1.1 Referral: All client complaints shall be referred to
                           COUNTY Paratransit Customer Services. The CONTRACTOR shall not respond directly to clients who desire to file a service complaint. Clients contacting the CONTRACTOR with a complaint shall be advised by CONTRACTOR that the complaint shall be directed to COUNTY Paratransit Customer services office.

                  4.11.1.2 Initial Contact: COUNTY personnel may make initial contact with CONTRACTOR to obtain a verbal response and to determine the validity and resolution of the complaint.

                  4.11.1.3 Response: A copy of the complaint shall be forwarded to CONTRACTOR for a written (or electronic) response to COUNTY. The response shall be made within three
                           (3) days of receipt of the complaint by CONTRACTOR. Complaints of a more serious nature, such as injury, driver misconduct, and client safety issues shall be responded to immediately.

         4.11.2 Incentives: When CONTRACTOR receives no valid complaints, as solely determined by COUNTY, within a calendar month, CONTRACTOR shall receive an incentive bonus as follows:

                  A. Five Hundred Dollars ($500.00) for the provision of up to four thousand (4,000) total trips per month.

                  B. One Thousand Dollars ($1,000.00) for the provision of over four thousand (4,000) total trips per month.

         4.12 Vehicles: The following are the vehicle standards relating to location and contact, breakdowns, and availability.

                  4.12.1 Vehicle Location and Contact: It shall be the responsibility of the CONTRACTOR to monitor the location of each vehicle in service at all times. The CONTRACTOR shall have knowledge of and be able to report on the status of every pick up. The driver shall also immediately notify the dispatcher of all breaks, lunches, breakdowns, accidents, or the like.

         4.12.2 Vehicle Breakdowns: If a vehicle breaks down in service, the CONTRACTOR is required to dispatch a backup vehicle to the site of the breakdown. The backup vehicle shall arrive within thirty (30) minutes of the breakdown.

         4.12.3 Vehicle Availability: CONTRACTOR shall provide, at a minimum, twenty-five percent (25%) of their entire vehicle fleet to wheelchair accessible vehicles. CONTRACTOR shall have sufficient wheelchair vehicles to ensure full equivalency of service to all users of the service. CONTRACTOR will be responsible for maintaining at all times a minimum of an additional ten (10%) percent of the total vehicles in service as spare vehicles.

4.13 Accidents: The following are the accident standards relating to reporting and damage repairs.

         4.13.1 Accident Reporting: Every accident, or any incident involving a client, with or without bodily injury or property damage, must be verbally reported to a member of the COUNTY Paratransit Customer Services staff immediately and a written report must be submitted within twelve (12) hours. A summary of monthly accident occurrences shall be part of the monthly operating summary.

         4.13.2 Accident Damage Repairs: CONTRACTOR shall repair all accident damage to vehicles within thirty (30) days from the date of the accident. In the event that COUNTY determines that CONTRACTOR has exceeded this limitation the vehicle shall be removed from active service until such repairs are completed.

4.14 Suspension of Operations: CONTRACTOR may suspend all or a portion of the services when said performance is made impossible by: inclement weather, hurricane, earthquake, fire, flood, cloudburst, cyclone, or other natural phenomenon of a severe and unusual nature, act of a public enemy, epidemic, quarantine, restriction, embargo, or any other unforeseeable cause beyond the control of CONTRACTOR. CONTRACTOR shall request the written approval of COUNTY prior to suspending operations. CONTRACTOR shall not be compensated for time or services provided while operations have been officially suspended. Performance standards will be waived by COUNTY during emergency situations as determined solely by COUNTY.

4.15 Child Restraints: As required by the Child Passenger Protection Act, the following requirements apply when transporting children:

         4.15.1 Children Under One Year of Age: Children under one year of age must be buckled into a federally-approved child safety seat, whether they ride in the front or in the back seat.

         4.15.2 Children One to Four Years of Age/Front Seat: Children one to four years of age, and/or within the body weight requirement of the Act, must be in a child safety seat when they ride in the front seat.

         4.15.3 Children One to Four Years of Age/Back Seat: Children one to four years of age must either use a child safety seat or use regular seat belts when they ride in the back seat.

         CONTRACTOR is not required to provide a child safety seat. CONTRACTOR shall refuse to transport any child under one year of age when a child safety seat is not provided by the client or responsible party. This information shall be documented on an the drivers log form and shall be considered a client no show. CONTRACTOR agrees to comply with any subsequent provisions of this policy.

4.16 CONTRACTOR Personnel Requirements: CONTRACTOR shall ensure that all personnel performing under this Agreement be knowledgeable about paratransit services and the ADA, maintain a professional, courteous attitude toward all passengers and individuals, and promote goodwill toward the general public including answering to the best of their ability all client questions. COUNTY encourages CONTRACTOR to consider employment of persons with disabilities in fulfilling the terms and conditions of this Agreement.

         4.16.1 CONTRACTOR's RESPONSIBILITIES REGARDING PERSONNEL: The following are various responsibilities of CONTRACTOR relating to personnel for fulfilling the terms and conditions of this
                  Agreement:

                  4.16.1.1 Employee Compensation and Benefits: CONTRACTOR shall be solely responsible for the payment of all of its employees' wages and benefits and shall comply with all of the requirements thereof including, but not limited to, worker's compensation, unemployment insurance, social security, and any other mandated or optional employee benefits.

                  4.16.1.2 Permitting and Licensing: CONTRACTOR shall obtain and provide to the Contract Administrator all required state and local permits and ensure that all drivers are properly licensed for the service which they are providing.

                  4.16.1.3 Multilingual Personnel: COUNTY encourages CONTRACTOR to employ multilingual personnel to handle customer calls. Multilingual shall mean speaking both English and another language (Spanish, French, and/or Creole).

                  4.16.1.4 Training: CONTRACTOR shall provide training to its paratransit personnel as provided for by subsection
                           4.15.2 herein.

                  4.16.1.5 Trip Delivery: CONTRACTOR shall ensure that their drivers comply with subsection 4.15.2.2 herein when providing trip delivery service.

                  4.16.1.6 Required Personnel: CONTRACTOR shall, at a minimum, have the personnel described below assigned to the performance of this Agreement and shall provide the names of such personnel to COUNTY prior to the commencement of services hereunder:

                           A.       Dispatching/Scheduling/Call Taking Staff:
                                    CONTRACTOR shall have at least one
                                    dispatcher on site and physically present in the dispatch office whenever a vehicle is in-service. Additionally, the CONTRACTOR shall have sufficient staff assigned to meet the requirements concerning dispatching, scheduling, call taking, and demand for service.

                           B.       Operations Manager (General Manager):
                                    CONTRACTOR shall assign an Operations
                                    Manager who shall be responsible for all segments of the day-to-day operation, management of operating records, and liaison with the COUNTY. The Operations Manager, or a supervisory level designee, shall be available by telephone or in person to make decisions as necessary at the request of COUNTY, at any time during in service hours.

         4.16.2 Training: CONTRACTOR shall ensure that its employees receive the training required to perform their jobs in a manner consistent with the goals and requirements of this Agreement. CONTRACTOR shall maintain training programs and written documentation of same, which are subject to COUNTY approval, for reservationists, dispatchers, and drivers. All employees shall receive training developing their skills and increasing their understanding of people with disabilities, people of all sexual orientation, and people of diverse cultures, races, and ages. All employees shall be required to receive additional training, provided by COUNTY, in conjunction with local agencies. Such training may include the development of skills involved with special handling for visually impaired clients, developmentally disabled clients, and regulations of abuse, neglect, abandonment, and exploitation of minors, elderly, and disabled adults. CONTRACTOR may be required to provide a paratransit vehicle for use in certain segments of COUNTY paratransit training.

              4.16.2.1 Drivers: The Driver Training Program must include a minimum of eighty (80) hours of training prior to (scheduled classroom training such as Defensive Driving and CPR may be accomplished during the first thirty [30] days of employment, due to class scheduling considerations) driving a service vehicle. All drivers providing service under this Agreement must be employees of the CONTRACTOR and the use of independent contractors is not allowed. This training must include, in addition to the training requirements for all employees as set forth above, instruction in:

                       A. Passenger Assistance Technique (P.A.T.) Certification or an equivalent course which must be approved by COUNTY prior to service delivery. Training shall include elderly and disabled client sensitivity, awareness and communications, passenger relations and assistance, hands-on assistance to the visually impaired and dealing with service animals (guide dogs), assistance in the use of mobility equipment including wheelchairs, scooters, walkers, canes, crutches, braces, and the like.

                           B. Defensive Driver Training, per National Safety Council standards, or an equivalent course approved by COUNTY.

                           C.       Responding to client incidents,
                                    driver/client sexual improprieties, response to client abuse, neglect, exploitation, and abandonment, vehicle breakdowns, accidents, adverse weather, and other emergency/safety procedures including, but not limited to, emergency vehicle evacuation.

                           D. CPR (including instruction in administering CPR to children), first aid and proper response to emergency medical needs of riders, including, but not limited to, procedures for the disposal of hazardous waste (blood borne pathogen protection).

                           E. Operation of vehicle, and all equipment installed in the vehicle, including, but not limited to, proper radio protocol, wheelchair and scooter securement devices, wheelchair lift, and/or ramp operation.

                           F. Address location ability including, but not limited to, map reading or ability to utilize any automated device installed in the vehicle.

                           G. Familiarity with how trips are scheduled, including, but not limited to, an opportunity to meet schedulers in person.

                           H.       Familiarity with the completion of
                                    necessary paperwork including, but not
                                    limited to, trip sheets (manifests),
                                    pre-trip inspection forms, accident reports, and incident reports.

                           I. Policy instruction, including, but not limited to, wait time policy, fare structure, transfer locations, and the like.

                           J. Refresher courses shall be given to each driver a minimum of every two (2) years on topics to include, but not be limited to, policy updates, client sensitivity, and client relations.

                           K. Driver meetings shall be held on a regular basis and shall include an opportunity to interact and communicate with different staff which make up the operations team including, but not limited to, schedulers, dispatchers, reservationists, planners, and maintenance personnel. Attendance at these meetings shall be mandatory for drivers.

                           L. Any other requirements that COUNTY may implement during the term of this Agreement.

                  4.16.2.2 Trip Delivery: Safety of the driver, riders, and the public, and a positive experience for the rider and driver, are of primary importance to the COUNTY. In effectuating this concept CONTRACTOR shall ensure that the drivers provide service as follows:

                           A. Wear either a company photo identification or a name badge, patch, inscription with the name of the company/driver and, at CONTRACTOR's option, a company designated uniform.

                           B        Perform a pre-trip vehicle inspection.

                           C.       Complete a pre-trip form.

                           D. Keep an accurate and operational clock or watch while on duty.

                           E. Operate the vehicle and all of its equipment with the highest attention to safety.

                           F. Collect cash, transfer and ticket fares, and verify fares for each trip provided, as applicable.

                           G.       Record complete and accurate trip
                                    information, which shall include, at a
                                    minimum, driver's name and/or ID number, actual arrival and departure times, beginning and ending mileage for each trip, client signature if applicable, and confirmation of fare collection.

                           H. Provide courteous and safe assistance to riders.

                           I. Secure mobility device securement systems, seat belts, and child safety restraint systems according to manufacturer's instruction.

                           J. Record information about a delivered trip which would assist schedulers in trip scheduling, for example, more detailed instructions in finding addresses, client's average time to board for a trip, and the circumstances surrounding a no-show or late trip.

                           K. Immediately report any alleged or confirmed criminal offense, traffic charges, violations (other than parking), or incidents to the CONTRACTOR.

                  4.16.2.3 Refusal/Removal: CONTRACTOR shall refuse to permit a driver to provide service where CONTRACTOR determines that said driver is unacceptable for any reason whatsoever. COUNTY shall be advised in writing, with the findings included therein, once such a decision is made.

                  4.16.2.4 Measurement: The training program shall include
                           methods for measuring the effectiveness of the training in developing skill and improving performance. The methods shall be based on performance indicators which measure proficiency and not solely on CONTRACTOR meeting minimum training hours required herein. Such measurement procedure shall be provided to COUNTY upon request.

4.17 Marketing: All marketing and promotional matters related to the paratransit service shall be under the direction of, and approval of, the COUNTY. COUNTY will provide various materials for CONTRACTOR to use and disseminate. CONTRACTOR shall not utilize any independent means to market paratransit services and will be restricted from advertising, use of discounts, incentives, or other means to encourage clients to use their services unless items are provided by, or approved by, the COUNTY. CONTRACTOR may use the official program logo and other program identification for items such as company uniforms, business cards, etc . . ., with the prior written consent and approval of the COUNTY. COUNTY may provide CONTRACTOR with camera ready artwork. CONTRACTOR shall not be permitted to modify, add, or substitute the official program logo or other required program identification.

4.18 Trip Limits: COUNTY reserves the right to establish trip limits. The trip limit is the maximum number of trips for which CONTRACTOR may be reimbursed on a particular day, week, or month. COUNTY may establish limits that differ for weekdays, Saturdays, Sundays, and holidays, and for different service areas. If trip limits are instituted, CONTRACTOR shall not be reimbursed for any trips over this limit without the prior written consent and approval of the COUNTY. CONTRACTOR will be required to turn down a trip when it has exceeded the established trip limit, including standing orders services, and shall be required to refer the client to another CONTRACTOR who provide a similar service for the COUNTY.

                                    ARTICLE 5

                          TRANSITION AND IMPLEMENTATION

5.1 Transition and Implementation: COUNTY has implemented a procedure, which is attached hereto as Exhibit "C" and incorporated herein by reference thereto, to assign clients equitably (subscription and/or on demand) to the rider's choice providers from December 16, 1996 to March 31, 1997.

5.2 Reservations: CONTRACTOR shall begin accepting reservations on December 16, 1996 for trip service to begin on the commencement date as set forth in this Agreement.

5.3 Disincentive Deductions and Incentives: All disincentive deductions and performance related incentives contained herein will become effective on April 1, 1997, after the transition and implementation period is completed.

                                    ARTICLE 6

                            CONTRACTOR'S OBLIGATIONS

The following shall represent the CONTRACTOR's obligations under the terms and conditions of this Agreement:

6.1 Base Facility: CONTRACTOR shall be required to provide a base facility or facilities, within Broward County, for vehicles, drivers, and service operations.

6.2 Compliance: CONTRACTOR shall be required to comply with all operations, equipment, and maintenance requirements and performance and safety standards established by COUNTY and pursuant to this Agreement.

6.3 Personnel: CONTRACTOR shall be required to comply with the following provisions pertaining to CONTRACTOR personnel:

         6.3.1    Drivers: Hire, train, and supervise vehicle drivers.

         6.3.2 Agreement Responsibilities: Provide all necessary personnel with management, operation, and maintenance expertise required to carry out the responsibilities of this Agreement.

         6.3.3 Personnel Standards: Comply with all employee hiring and training standards as specified herein.

         6.3.4 Operational Supervision: Perform operational supervision in cooperation with the COUNTY.

6.4 Communication: CONTRACTOR shall be required to provide a base radio station and two-way mobile radios, and/or cellular telephones, for CONTRACTOR owned vehicles, and sufficient portable two-way radios, and/or cellular telephones, to enable office and field supervisors to communicate with each other and dispatch staff.

6.5 Fares: CONTRACTOR shall be required to collect fares and comply with the provisions of Article 10 herein.

6.6 Requests for Information: CONTRACTOR shall be required to respond to the COUNTY'S requests for information within twenty four (24) hours or as otherwise provided for herein.

6.7 Filing Information: CONTRACTOR shall be required to file operating, financial, performance reports, invoices, and all required documentation in a timely manner.

6.8 Compliance with the Law: CONTRACTOR shall be required to comply with all federal, state, and local laws, rules, regulations, policies, and/or procedures as currently enacted or as may be amended from time to time.

6.9 Develop Written Procedure: CONTRACTOR shall be required to develop and maintain a current written procedure for the investigation of accidents/incidents and unsafe practices.

6.10 Compliance with Monitoring and Auditing: CONTRACTOR shall be required to comply with COUNTY'S monitoring and auditing programs.

6.11 Report Accidents/Incidents: CONTRACTOR shall be required to report to the COUNTY any accidents/incidents, including client accidents, or any other non-routine event, as required herein.

6.12 Communication with COUNTY: CONTRACTOR shall be required to communicate daily with the COUNTY'S Mass Transit Division staff regarding vehicle and driver availability, schedule adherence, and any other operational issues.

6.13 Service Coordination: CONTRACTOR shall be required to participate in service coordination meetings with COUNTY Mass Transit Division staff and other contracted service operators. Additionally, CONTRACTOR will be required to have a representative in attendance at the monthly meeting of the BCCB.

6.14 Equipment and Training: CONTRACTOR shall be required to provide necessary telephone and office equipment, phone lines for voice, fax, TDD, and appropriate training on same equipment, for the provision of services.

6.15 Cooperation: CONTRACTOR shall be required to work with COUNTY, by using appropriate operating methods, procedures, and protocols, to implement those policies which COUNTY deems integral to the efficient and effective operation of the paratransit service.

6.16 CTMS: CONTRACTOR shall be required to utilize the COUNTY supplied CTMS for the provision of all services required by the terms and conditions of this Agreement.

6.17 Agreement: CONTRACTOR shall be required to comply with all terms and conditions outlined in this Agreement.

                                    ARTICLE 7

                              COUNTY'S OBLIGATIONS

The following shall represent the COUNTY'S obligations under the terms and conditions of this Agreement:

7.1 Operations Requirements: COUNTY shall establish the operating standards and requirements for CONTRACTOR as per this Agreement.

7.2 Planning: COUNTY shall continue overall short and long range Mass Transit Service planning and capital planning in accordance with the Planning Policies and Procedures and the ADA Paratransit Plan as adopted by COUNTY and/or the Board.

7.3 Coordination: COUNTY shall coordinate informational reports and manage appropriate information systems, except as specifically set out as a CONTRACTOR'S responsibility.

7.4 Fares: COUNTY shall establish and evaluate fare policies and fare structure.

7.5 Service Provisions: COUNTY shall establish and identify geographic service areas and schedule paratransit service hours.

7.6 Marketing: COUNTY shall develop and implement marketing techniques including, but not limited to, publication of informational brochures and materials that increase accessibility for visual and hearing impaired persons in accordance with the ADA.

7.7 Compensation: COUNTY shall compensate the CONTRACTOR for services rendered in full compliance with the terms and conditions of this Agreement.

7.8 Agreement: COUNTY shall administer, monitor, and determine compliance with the terms and conditions of this Agreement.

7.9 Auditing: COUNTY shall audit records in accordance with the terms and conditions of this Agreement.

7.10 Investigation: COUNTY shall investigate, or cause others to investigate, any reported unsafe practices of CONTRACTOR.

7.11 CTMS: COUNTY shall provide, install, and maintain the CTMS at the CONTRACTOR'S operating facility as required by the terms and conditions of this Agreement.

7.12 Participation: COUNTY and CONTRACTOR shall participate in all public meetings regarding paratransit services. COUNTY shall notify CONTRACTOR when CONTRACTOR'S attendance is required.

7.13 Eligibility: COUNTY shall be required to establish and enforce all policies of COUNTY regarding the certification of passenger eligibility.

7.14 Sole Discretion: COUNTY shall be required to utilize a "reasonableness" standard when enforcing the provisions of this Agreement providing for action to be taken at COUNTY'S sole discretion.

                                    ARTICLE E

                              REPORTS AND DOCUMENTS

8.1 Weekly Reports and Documents: CONTRACTOR shall provide COUNTY with service data, via summary reports generated by the MIDAS PT computerized system, and a weekly invoice for each component of service for the previous week (Monday through Sunday) by close of business each Wednesday. This information shall include, but not be limited to, the following:

         A.       Number of one-way passenger trips by type of trip.

         B.       Total hours of total vehicle service.

         C. Copies of the daily reports for driver activity or other daily reports showing starting and ending times, and starting and ending mileage, for each vehicle used by each driver.

         D.       Copies of trip tickets, log sheets, or drivers manifests.

         E.       Trip requests that are denied.

         F. The weekly reimbursement charges for services rendered the previous week.

8.2 Trip Request Denial Forms: CONTRACTOR shall keep separate denial/form logs, by component, of all requests for service that cannot be accommodated. CONTRACTOR shall fill out all information required on the log for each ride request that could not be accommodated. A cumulative denial/form log shall be filled out, showing all rides denied for the week, and will also be included as part of the monthly service summary returned to COUNTY.

8.3 Employee Information: Within one week prior to the commencement date of this Agreement, CONTRACTOR shall furnish to COUNTY all information required by COUNTY which evidences that CONTRACTOR'S personnel meet all requirements of this Agreement.

8.4 Driver Roster: CONTRACTOR shall provide COUNTY with updated Driver Rosters by the tenth (10th) calendar day of each month. Each roster shall indicate driver's name, date of hire, training dates, last Drug & Alcohol (D&A) test, Motor Vehicle

         Record (MVR) review date, and the date of the latest criminal record check.

8.5 Section 15 Filing: Pursuant to the Federal Transit Administration's standards for precision, accuracy, and accountability, COUNTY is required to report data to the National Transit Database (Section 15 data). As may be required by the Federal Transit Administration or COUNTY, CONTRACTOR shall collect Section 15 data and other "service supplied" information or "service consumed" information, as said terms are defined in Section 15 of the Federal Transit Administration Regulations. CONTRACTOR shall be responsible for the collection of financial and operational data, including on-board operational and passenger related data, for transmittal to COUNTY on COUNTY approved forms as follows:

         A. Operational and passenger related data shall be submitted to COUNTY no less than weekly.

         B. Financial data shall be submitted to COUNTY no less than quarterly.

         C. Designated service supplied data shall be submitted to COUNTY thirty (30) days prior to the termination of COUNTY'S fiscal year.

         All source documents for Section 15 filings shall be subject to audit and shall be maintained by CONTRACTOR for five (5) years following final payment under this Agreement.

8.6 Monthly Operating Summary: CONTRACTOR shall provide written monthly reports to COUNTY by the tenth (10th) day of the month following the month of service. All required information shall be collected and reported individually for each funding component of service. Such reports shall be submitted on a form developed by CONTRACTOR and approved by COUNTY, and shall include, but not be limited to:

         8.6.1 Brief Narrative: A brief narrative highlighting the month's activities, any unusual events, trends, and other noteworthy observations.

         8.6.2 Ridership: Number of one-way passenger trips, PCAs and Companions on a day-by-day basis, for each funding and fare entity and category.

         8.6.3 Miles and Hours: Total hours of service and vehicle miles on a day-by-day basis.

         8.6.4 Cost of Service: Total service revenue based upon the contracted rates, collected fares, and net revenue to provide service (total revenue less imputed fares).

         8.6.5 Service Quality Measures: on time performance data, trips completed, missed trips, and trip denials with an explanation.

         8.6.6 Efficiency Measures: Appropriate measures to include passengers per mile, hour, or vehicle trip.

         8.6.7    Fleet Data: Updated fleet listings and status of all vehicles.

         8.6.8 Other: Accident reports/incident briefs/findings, training activities/certifications, including sensitivity and education, key personnel changes, and suggested improvements.

                                    ARTICLE 9

                       COMPUTERIZED TRIP MANAGEMENT SYSTEM

9.1 Computerized Trip Management System ("CTMS") COUNTY will provide CONTRACTOR with a Computerized Trip Management System ("CTMS") consisting of proprietary software, hardware and peripheral equipment and other items, such as hubs and routers, cabling, modems, and printers solely for use by CONTRACTOR in COUNTY'S paratransit operation. COUNTY retains title to the CTMS and no right, title, or interest in the CTMS shall pass to CONTRACTOR except as expressly set forth in this Agreement. CONTRACTOR shall not remove any markings, and shall affix to the CTMS any markings requested by COUNTY, showing COUNTY's interest. CONTRACTOR recognizes and agrees that use of the CTMS is limited to scheduling and transportation operations involving individuals determined by COUNTY to be eligible for such COUNTY assisted paratransit services. CONTRACTOR further agrees that CONTRACTOR will not use CTMS for its own business operations unrelated to the above. Usage of CTMS for non COUNTY functions or operations may result in the termination of this Agreement as provided for by Article 15 below.

9.2 Delivery and Installation of CTMS: COUNTY shall deliver the CTMS at a time and to a location to be agreed upon by the parties. At the time of delivery of the CTMS to CONTRACTOR'S site, the parties will execute a written schedule setting forth the components, setting forth the serial number where applicable, of the CTMS delivered and date of delivery. In addition, CONTRACTOR shall note on such schedule any apparent damage to the CTMS or component thereof. COUNTY will install the CTMS after delivery. Before delivery and installation of the CTMS take place, CONTRACTOR shall prepare the installation site for the CTMS to ensure that it provides a suitable operating environment for the CTMS. CONTRACTOR shall comply with any specifications that COUNTY may supply with respect to the utilities, temperature, and humidity conditions required by the CTMS. The installation site shall, at a minimum, be an appropriate typical business environment for microcomputer storage and operation and be able to be locked, secure, and free from flood potential. The actual location of the components of the CTMS at the installation site shall be subject to final approval by COUNTY. CONTRACTOR agrees to cooperate fully in the installation, testing, and training related to CTMS subsequent to the effective date, and prior to the commencement date, of this Agreement.

9.3 Maintenance and Repair of CTMS: COUNTY shall provide CONTRACTOR with reasonable assistance in the maintenance and operation of the CTMS, by responding to all inquiries and trouble reports concerning the operation or condition of the CTMS, if placed by CONTRACTOR by telephone to the designated representative of COUNTY during service hours. Upon receiving such inquiries or trouble reports, COUNTY shall either offer advice and propose possible solutions based on its preliminary appraisal of CONTRACTOR'S description of the problem or arrange for assistance from a maintenance-service representative. CONTRACTOR shall bear the cost of all routine supplies required by CTMS and all maintenance charges, including the cost of labor and parts, imposed by any maintenance-service representative or by the COUNTY in the event that maintenance is required by reason of:

         A. Use of the CTMS or any component thereof in other than the manner for which it was installed.

         B.       Damage to the CTMS by CONTRACTOR or its employees or agents.

         C. Modification of the installed CTMS by CONTRACTOR not authorized by COUNTY.

         D. Maintenance performed by CONTRACTOR without the authorization of COUNTY.

        All maintenance services shall be provided by COUNTY and CONTRACTOR shall not perform such without prior consent of COUNTY.

9.4 Risk of Loss: CONTRACTOR shall bear the entire risk of loss or damage to the CTMS after its delivery to the installation site. CONTRACTOR shall, at its own expense, obtain and maintain property and casualty insurance for the CTMS against all risks of loss or damage as required by Article 16.1.4 herein.

9.5 Relocation of CTMS: All relocations of the CTMS or components thereof, whether at the installation site or to a new site, shall be done by COUNTY unless otherwise authorized by COUNTY in writing. CONTRACTOR shall bear the cost and expenses incurred in the event of a relocation of any component of the CTMS from the installation site to a new site. CONTRACTOR shall give COUNTY a minimum of thirty (30) days prior written notice in the event it wishes to relocate of any component of the CTMS from the installation site to a new site, unless otherwise agreed to between the parties.

9.6 Restrictions: The following restrictions shall apply to CONTRACTOR's use of the CTMS.

         9.6.1 CONTRACTOR shall keep the CTMS free and clear of all claims, liens, and encumbrances. Any act of CONTRACTOR purporting to create such a claim, lien, or encumbrance shall be void.

         9.6.2 CONTRACTOR shall not use the CTMS in any manner or for any purpose for which the CTMS is not designed or reasonably suited.

         9.6.3 CONTRACTOR shall not permit any physical alteration of the CTMS without the prior written consent of COUNTY.

         9.6.4 CONTRACTOR shall not affix, attach, or install any accessory, equipment, or device to the CTMS without the prior written consent of COUNTY.

         9.6.5 CONTRACTOR shall not affix the CTMS to any real estate in such a way that it may be deemed a fixture thereto.

         9.6.6 CONTRACTOR shall not remove the CTMS from the installation site without the prior written consent of COUNTY, except in the event of an emergency..

9.7 Reservation of Title: This Agreement does not provide CONTRACTOR with title or ownership of the Licensed Programs, but only a right of limited use. The Licensed Programs are, and shall remain, the property of the owner thereof, certain third-party licensors who have authorized COUNTY to incorporate their software into the System. CONTRACTOR acknowledges that the programs, data-base information, and user materials included in the Licensed Programs contain confidential information and trade secrets, which COUNTY has entrusted to CONTRACTOR in confidence to use only as expressly permitted. CONTRACTOR acknowledges that owner thereof claims and reserves all rights and benefits afforded under federal law in the programs, data-base information, and user materials included in the Licensed Programs as copyrighted works. CONTRACTOR shall protect the programs, data-base information, and user materials included in the Licensed Programs as confidential information and trade secrets. CONTRACTOR shall not, at any time, disclose such confidential information and trade secrets to any other person, firm, organization, or employee that does not (consistent with CONTRACTOR's right of use hereunder) need to obtain access to the Licensed Programs. CONTRACTOR shall devote its best efforts to ensure that all CONTRACTOR's personnel and all other persons afforded access to the Licensed Programs by CONTRACTOR protect the Licensed Programs as trade secrets and confidential information and refrain from any use or disclosure in any manner not expressly permitted by this Agreement. These restrictions shall not apply to information (1) generally known to the public or obtainable from public sources; (2) previously in the possession of CONTRACTOR or subsequently developed or acquired without reliance on the Licensed programs; or (3) approved by COUNTY for release without restriction. The programs, data-base information, and user materials included in the Licensed Programs may not be decompiled, reverse engineered, reprinted, transcribed, extracted, or reproduced, in whole or in part, without the prior written consent of COUNTY. CONTRACTOR shall not in any way modify or alter the Licensed Programs without the prior written consent of COUNTY. CONTRACTOR further agrees that all data enter into the data base of the CTMS by CONTRACTOR, statistical information or data produced by CONTRACTOR through the use of the CTMS or other data, information or material produced pursuant to this Agreement is work made for hire under the laws of the United States.

9.8      Miscellaneous:

         9.8.1 Data Files: CTMS will provide for a daily transfer of selected data files between CONTRACTOR and COUNTY. The CTMS shall be made available for such transfer of data files as established by COUNTY. CONTRACTOR is responsible for maintaining and storing in a safe and secure location backup copies of all data files CONTRACTOR may place in the CTMS. Such backup shall be performed nightly. In no event shall COUNTY be liable for loss or destruction of data files for any reason.

         9.8.2 Training: Once CONTRACTOR has selected personnel who are qualified to operate the CTMS, COUNTY shall provide CONTRACTOR's personnel with initial training in the Operation of such system. COUNTY may provide further training on mutually acceptable terms.

                                   ARTICLE 10

                           COMPENSATION AND COLLECTION

10.1 Compensation: CONTRACTOR shall be compensated for services delivered pursuant to the terms and conditions of this Agreement as follows:

         10.1.1 Payment: COUNTY will remit payment to the CONTRACTOR within thirty (30) days from the date that each weekly Wednesday report is received, pursuant to Article 7.1. COUNTY shall comply with the provisions of the "Florida Prompt Payment Act" as required by Section 1-51.6 of the Broward County Code of Ordinances.

         10.1.2 Disincentives: COUNTY shall reduce payment to CONTRACTOR by any disincentive deduction assessed for failure to comply with service, performance, or maintenance requirements as specifically set forth by this Agreement.

         10.1.3 Reimbursement: COUNTY shall not process or remit payment for any reimbursement after sixty (60) days of the actual trip date. The reimbursement schedule is attached hereto as Exhibit "D" and incorporated herein by reference thereto.

         10.1.4 Noncompliance: In the event of failure by CONTRACTOR to comply with any requirement of this Agreement, COUNTY shall withhold payment until CONTRACTOR is determined to be in compliance. Noncompliance shall include, but not be limited to, the following:

                  A.       Services were improperly rendered.

                  B.       CONTRACTOR failed to meet service specifications.

                  C.       Services were otherwise questionable.

10.2     Fare Structure and Collection:

         10.2.1 Fare Structure: COUNTY shall determine the client fare structure for each service trip.

                  COUNTY retains the right to implement, and CONTRACTOR shall comply with, fare adjustments.

         10.2.2 Fare Collection: The CONTRACTOR is responsible for collection of fares due and owing from a client, and the maintenance of records and deposit receipts for the fares collected, as per the terms and conditions of this Agreement. CONTRACTOR shall accept all means of payment approved from time to time by the COUNTY, including, but not limited to, cash, passes, tickets, transit punch cards, transfers, and electronic transit fare cards. All fares are to be collected as the client boards the vehicle. Clients must pay the exact fare when boarding and vehicle operators are not permitted to make change. Clients shall not be required to pay any fare to the vehicle operator when the actual pick up service is over sixty (60) minutes past the scheduled pick up time. COUNTY paratransit clients will not be expected or requested to pay, and drivers will not be permitted to accept, gratuities.

10.3 Billing Functions: Billing functions shall be performed through the CTMS.

                                   ARTICLE 11

                                TERM OF AGREEMENT

11.1 Effective Date: This Agreement shall be effective upon proper execution by all parties hereto.

11.2 Commencement Date: The parties acknowledge that there are certain requirements which are to begin subsequent to the effective date of this Agreement. Notwithstanding those requirements, the paratransit services to be provided by this Agreement shall commence at 12:01 a.m. on December 29, 1996 and shall terminate at midnight on December 29, 1999, provided, however, that this Agreement may terminate earlier as provided by Article 15 herein.

11.3 Renewal: This Agreement may be renewed for two consecutive one (1) year terms unless either party elects not to do so. Election not to do so shall be by written notice to the other party at least one hundred twenty (120) days prior to the end of the then current term.

                                   ARTICLE 12

                   AGREEMENT COORDINATION AND RESPONSIBILITIES

12.1 COUNTY'S coordinator for the Agreement shall be the Contract Administrator or his/her designee. CONTRACTOR, or designee, with the exception of Agreement amendment or modification as per Article 14 herein, shall accept instructions, authorizations, and approvals from the COUNTY'S Coordinator.

12.2 CONTRACTOR shall submit in writing to COUNTY the name of its Agreement Coordinator who may be a designated corporate officer of CONTRACTOR.

12.3 As per Article 14 herein, COUNTY'S coordinator, or his/her designee, is authorized to administratively approve changes in the terms of this Agreement that do not affect the material Scope of Work, period of Agreement performance, or amount of compensation within this Agreement.

                                   ARTICLE 13

                               RECORDS AND AUDIT

13.1 CONTRACTOR shall maintain such separate records and accounts including property, personnel, and financial records as are deemed necessary by COUNTY to ensure a proper accounting record. The system of accounting will be in accordance with generally accepted accounting principles and practices. (Reference the manual "Transportation Accounting Consortium Model Uniform Accounting System for Rural and Specialized Transportation Providers," October 1986. See Section 412.007(6)), Florida Administrative Code.

13.2 COUNTY shall approve CONTRACTOR'S forms that may be required in addition to those required by the COUNTY'S CTMS.

13.3 At reasonable intervals during regular business hours, COUNTY, through its duly authorized representatives and federal and state personnel, shall have the right to audit, examine, and make excerpts and transcripts from CONTRACTOR's records with respect to matters covered in this Agreement.

13.4 In the event funds paid to CONTRACTOR under this Agreement are subsequently disallowed by COUNTY because of accounting errors or charges not in conformity with this Agreement, CONTRACTOR shall refund promptly such disallowed amounts to COUNTY or COUNTY shall appropriately deduct from reimbursement compensation as required.

13.5 CONTRACTOR shall retain all financial records, supporting documents, statistical records, and any other documents pertinent to this Agreement for a period of five (5) years after termination of this Agreement, or if an audit has been initiated and audit findings have not been resolved at the end of five (5) years, the records shall be retained until resolution of the audit findings.

                                   ARTICLE 14

                            CHANGES AND MODIFICATIONS

14.1 Upon the execution and delivery of this Agreement, it is understood and agreed that any and all previous agreements and understandings, both written and oral, between the parties are canceled and have been superseded by this Agreement and that this Agreement embodies and sets forth all understandings between the parties.

14.2 Changes in the terms of this Agreement, or in the scope of work to be performed hereunder may, from time to time, be deemed necessary and desirable. Such changes, which are mutually agreed to, shall be incorporated in written amendments to this Agreement pursuant to formal negotiations and formal COUNTY requirements.

14.3 Changes in the terms of this Agreement that do not affect the material Scope of Work, period of Agreement performance, or amount of compensation within this Agreement, may be administratively approved by the Contract Administrator, or his/her designee, and CONTRACTOR without requiring a formal amendment.

                                   ARTICLE 15

                                   TERMINATION

15.1 Termination at Will: Either party shall have the right at any time to terminate this Agreement upon ninety (90) days written notice to the other party. In the event of termination, COUNTY shall pay CONTRACTOR the compensation rate for actual services provided and described in
         Article 10 of this Agreement up to the effective date of termination. In that event, all finished and unfinished documents and other materials as described in Articles 8, 9, and 13, shall become COUNTY property.

15.2     Termination for Default:

         15.2.1 CONTRACTOR Breach: If, through any cause within the reasonable control of CONTRACTOR, CONTRACTOR shall fail to fulfill in a timely and proper manner, or otherwise violate any of the covenants, agreements, or stipulations specified and material to this Agreement, COUNTY shall thereupon give written notice to CONTRACTOR of such default and CONTRACTOR shall thereafter have fourteen (14) days from the date of notice to cure such breach. If the default cannot, with due diligence, be cured within the fourteen (14) day period, COUNTY within its sole discretion, has the right to extend such period as deemed appropriate. If CONTRACTOR certifies that the default has been cured by such date and COUNTY disagrees, COUNTY shall give written notice to CONTRACTOR disputing the alleged curing of the default. In the event CONTRACTOR shall not have cured said default to the satisfaction of COUNTY by such effective date, then this Agreement shall terminate on said date or as otherwise agreed to by the Parties.

         15.2.2 CONTRACTOR Liability: CONTRACTOR shall not be relieved of liability to COUNTY for damages sustained by COUNTY by virtue of any breach of the Contract by CONTRACTOR. COUNTY may reasonably withhold compensation to CONTRACTOR for the purposes of set-off until such time as the exact amount of damages due COUNTY from CONTRACTOR is determined.

         15.2.3 COUNTY Rights: CONTRACTOR agrees that termination of this Agreement by COUNTY shall not waive any right or rights which COUNTY may have against CONTRACTOR for the breach of any term(s) of this Agreement.

15.3 Termination for Insolvency: COUNTY reserves the right to terminate this Agreement in the event CONTRACTOR is placed either in voluntary or involuntary bankruptcy or makes an assignment for the benefit of creditors. In the event of involuntary bankruptcy, CONTRACTOR shall have ninety (90) days to have same dismissed before COUNTY shall declare CONTRACTOR in default. Under these circumstances, the rights and obligations of the parties shall be the same as provided for in
         Section 15.1 above.

                                   ARTICLE 16

                          INSURANCE AND INDEMNIFICATION

16.1 Insurance: CONTRACTOR shall not commence work under this Agreement until it has obtained all insurance required under this Article and such insurance has been approved by COUNTY. CONTRACTOR shall maintain during the term of this Agreement the following insurance:

         16.1.1 Workers' Compensation Insurance: Workers' Compensation Insurance to apply for all employees in compliance with the "Workers' Compensation Law" of the state of Florida and all applicable federal laws. In addition, the policy(ies) must include:

                  A. Employers' Liability with a limit of One Hundred Thousand Dollars ($100,000.00) per accident.

                  B. Notice of Cancellation and/or Restriction--The Policy(ies) must be endorsed to provide COUNTY with thirty (30) days' notice of cancellation and/or restriction.

         16.1.2 Automobile Liability Insurance: Business Automobile Liability with minimum limits of Five Hundred Thousand Dollars ($500,000.00) per occurrence combined single limit for Bodily Injury Liability and Property Damage Liability. Coverage must be afforded on a form no more restrictive than the latest edition of the Business Automobile Liability Policy, without restrictive endorsements, as filed by the Insurance Services Office and must include:

                  1.       Owned Vehicles.

                  2.       Hired and Non-owned vehicles.

                  3. Notice of Cancellation and/or Restriction--The policy(ies) must be endorsed to provide COUNTY with thirty (30) days' notice of cancellation and/or restriction.

         16.1.3 Self-Insurance Plan: CONTRACTOR may maintain the first One Hundred Thousand Dollars ($100,000.00) insurance coverage through a self-insurance plan approved by the Insurance Commissioners of the state of Florida. Written proof of said approval shall be submitted to COUNTY'S Risk Management Division prior to execution of this Agreement.

         16.1.4 Computer Equipment Insurance: The following types of computer equipment insurance will be required for the MIDAS PT system:


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
                  16.1.4.1 Property Insurance: Property Insurance shall be
                           written on an all risk form, at one hundred (100%) percent of replacement value. Policy form may be specific electronic data processing equipment form or an inland marine floater. Where policy includes a deductible, that deductible may not exceed Five Hundred Dollars ($500.00) per occurrence. The policy shall include COUNTY as an additional insured as well as providing a thirty (30) day prior written notice of cancellation and/or expiration provision.

         16.1.5 Evidence of Insurance: CONTRACTOR shall provide to COUNTY Certificates of Insurance evidencing the insurance coverage specified above. If the initial insurance expires prior to the completion of the work, renewal Certificates of Insurance shall be furnished thirty (30) days' prior to the date of their expiration. COUNTY reserves the right to request copies of all of the actual policies.

16.2     Indemnification:

         16.2.1 CONTRACTOR shall indemnify and hold harmless COUNTY, COUNTY'S respective officers, employees, agents, and representatives from and against any and all claims, losses, costs, damages, and liability on account of injury to or death of any person, or loss of or damage to any property arising from any act(s) or omissions(s), of any kind or nature whatsoever, of CONTRACTOR or its officers, employees, agents, or representatives.

         16.2.2 CONTRACTOR further agrees to indemnify and hold harmless COUNTY, COUNTY'S respective officers, employees, agents, and representatives against any and all claims or liability arising from or based on the violation, or alleged violation, of any federal, state, county or city laws, by-laws, ordinances or regulations by CONTRACTOR, its officers, employees, agents, or representatives..

         16.2.3 The indemnification provided above will obligate the CONTRACTOR to defend at its own expense or to provide for such defense, at COUNTY'S option, any and all claims of liability and all suits and actions of every name and description that may be brought against COUNTY which may result from the operations and activities under this Agreement, whether the operations be performed by CONTRACTOR or anyone directly or indirectly employed by CONTRACTOR. The execution of this Agreement by CONTRACTOR shall obligate CONTRACTOR to comply with the foregoing indemnity provision; however, the collateral obligation of insuring this indemnity must be complied with as set forth in Section 15.1 above.

         16.2.4 CONTRACTOR's obligations under the above sections shall survive the expiration, termination, or cancellation of this Agreement until the expiration of any applicable statute of limitation for any such claim, demand, cause of action, or proceeding of any kind or nature whatsoever.

                                   ARTICLE 17

                           ASSIGNMENT AND/OR TRANSFER

17.1 CONTRACTOR shall not assign and/or transfer any interest in this Agreement (whether by assignment or novation) without the prior written consent of COUNTY.

17.2 CONTRACTOR is fully responsible to COUNTY for the acts and omissions of persons directly employed by it, as well as the acts and omissions of any subcontractors and of persons employed by any subcontractors. Nothing contained in this Agreement shall create any contractual relationship between any subcontractor and COUNTY.

                                   ARTICLE 18

                                     NOTICES

18.1 Whenever either party desires to give notice to the other, it must be given by written notice, sent by registered or certified United States mail, with return receipt requested, or by a commercial carrier requiring a receipt, addressed to the party for whom it is intended, at the place last specified, and the place for giving of notice shall remain such until it shall have been changed by written notice in compliance with the provisions of this paragraph. For the present, the parties designate the following as the respective places for giving of notice, to-wit:

                  FOR BROWARD COUNTY:

                           Contract Administrator
                           Division of Mass Transit
                           3201 West Copans Road
                           Pompano Beach, FL 33060

                                 FOR CONTRACTOR:
                                        Karen Caputo
                                        P.O. Box 2281
                                        Hollywood FL 33022



                                   ARTICLE 19

                          EQUAL EMPLOYMENT OPPORTUNITY
                       MINORITY BUSINESS PARTICIPATION AND
                COMPLIANCE WITH FEDERAL CIVIL RIGHTS REGULATIONS

19.1 Equal Employment Opportunity: CONTRACTOR shall not discriminate against any employee or applicant for employment because of race, religion, color, sex, age, ancestry, marital status, disability, place of birth, national origin, political affiliation, or sexual orientation. CONTRACTOR shall take affirmative action to ensure that such applicants are employed and that employees are treated during their employment without regard to their race, religion, color, sex, age, ancestry, marital status, disability, place of birth, national origin, political affiliation, or sexual orientation. Such actions shall include, but not be limited to, the following: employment, upgrading, transfer or demotion; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. Evidence of such action will be included in a written plan developed in accordance with the requirements herein. CONTRACTOR agrees to furnish COUNTY with a copy of its Affirmative Action Policy. CONTRACTOR agrees to post in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this Equal Employment Opportunity Program.

19.2 Nondiscrimination: During the performance of this Agreement, CONTRACTOR agrees as follows:

         19.2.1 Employee Solicitation: CONTRACTOR shall, in all solicitations or advertisements for employees placed by or on behalf of CONTRACTOR, state that all qualified applicants will receive consideration for employment without regard to race, religion, color, sex, age, ancestry, marital status, disability, place of birth, national origin, or sexual orientation.

         19.2.2 Collective Bargaining or Other Agreement: CONTRACTOR shall send to each labor union or representative of workers with which CONTRACTOR has a collective bargaining agreement or other contract or understanding, as applicable, a notice advising the said labor union or workers' representatives of CONTRACTOR's commitments under this Section.

         19.2.3 Access to Documentation and Information: CONTRACTOR shall furnish all information and reports and will permit access to CONTRACTOR's books, records, and accounts by COUNTY and Compliance Review Agencies for purposes of investigation to ascertain compliance with such rules, regulations, and orders.

         19.2.4 CONTRACTOR Noncompliance: In the event of CONTRACTOR's noncompliance with nondiscrimination clauses of this Agreement or with any of the said rules, regulations, or orders, CONTRACTOR may be subject to termination as provided for by
                  Article 15 herein.

19.3 SDBE: CONTRACTOR agrees to implement and conduct a program which will enable small disadvantaged business enterprises ("SDBE"), as defined in Broward County Ordinance No. 84-14 and related Resolutions enacted by COUNTY, to be considered fairly as subcontractors and suppliers under this Agreement. In this regard, CONTRACTOR agrees to exercise its best efforts to affirmatively comply with COUNTY policy and goals fostered by or established in conjunction with said Ordinance and Resolutions by the use of minority vendors (subcontractors and suppliers) when possible. CONTRACTOR agrees to:

         A. Where applicable, implement procedures by which CONTRACTOR will seek action on SDBE participation from suppliers or subcontractors.

         B. Where applicable, ensure that known SDBEs will have an equitable opportunity to compete for subcontracts, particularly by arranging solicitations, time for the preparation of bids, quantities, specifications, and delivery schedules so as to facilitate the participation of SDBEs.

         C. Provide information and communication programs to make sure SDBEs are aware of their opportunities, with such programs being bilingual where appropriate.

         D. Maintain records showing procedures which have been adopted to comply with the policy set forth in this clause and specific efforts to identify and award contracts to SDBEs.

         E. Include the appropriate "utilization of SDBE" clauses in subcontracts which offer subcontracting opportunities to SDBEs.

         F. Cooperate with COUNTY in any studies and survey of CONTRACTOR'S small disadvantaged business enterprises procedures and practices that COUNTY may from time to time conduct.

         G. Where no conflict of interest exists, CONTRACTOR shall provide technical guidance and counseling to any SDBE which seeks or needs assistance in competing for subcontracts or supplier status, and make known to the minority group community in the area of solicitation that these services are available.

19.4 Civil Rights Law: CONTRACTOR agrees to comply with the Civil Rights Law as it relates to the provision of services pursuant to this Agreement. CONTRACTOR shall assure compliance with the following Civil Rights
         Statutes:

         A. Title VI of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000d et seq., which prohibits discrimination on the basis of race, color, or national origin in programs and activities receiving or benefiting from federal financial assistance.

         B. Section 504 of the Rehabilitation Act of 1973, as amended, 29 U.S.C. 794, which prohibits discrimination on the basis of COMPREHENSIVE PARATRANSIT SERVICEcap in programs and activities receiving or benefiting from federal financial assistance.

         C. Title IX of the Education Amendments of 1972, as amended, 20 U.S.C. 1681 et seq., which prohibits discrimination on the basis of sex in education programs and activities receiving or benefiting from federal financial assistance.

         D. The Age Discrimination Act of 1975, as amended, 42 U.S.C. 6101 et seq., which prohibits discrimination on the basis of age in programs or activities receiving or benefiting from federal financial assistance.

         E. The Omnibus Budget Reconciliation Act of 1981, PL. 97-85, which prohibits discrimination on the basis of sex and religion in programs and activities receiving or benefiting from federal financial assistance.

         F. All regulations, guidelines, and standards lawfully adopted under the above statutes.

21.11 Time is of the Essence: For the purposes herein, the parties agree that time shall be of the essence of this Agreement and the representations and warranties made are all material and of the essence of this Agreement.

21.12 Captions and Paragraph Headings: Captions and paragraph headings contained in this Agreement are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement, nor the intent of any provisions hereof.

21.13 No Waiver: No waiver of any provision in this Agreement shall be effective unless it is in writing, signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

21.14 Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same Agreement.

21.15 Gender: All terms and words used in this Agreement, despite the number and gender in which used, shall be deemed to include any other gender or number as the context or the use thereof may require.

21.16 Severability: In the event any term or provision of this Agreement shall be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed or deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

21.17 Governing Law: This Agreement shall be construed and interpreted according to the laws of the State of Florida and venue with respect to any litigation shall be Broward County, Florida, whether in state or federal court.

21.18 Exhibits: All exhibits attached hereto contain additional terms and conditions of this Agreement and are incorporated as if actually set forth herein. Typewritten provisions inserted in this form or attached hereto shall control all printed provisions in conflict therewith.

21.19 Relationship of the Parties: Except as set forth herein, no party to this agreement shall have any responsibility whatsoever with respect to services provided or contractual obligations assumed by the other party. CONTRACTOR is and shall be in the performance of all work, services, and activities under this Agreement independent, and not an employee, agent, or servant of COUNTY. All persons engaged in any of the work or services performed pursuant to this Agreement shall at all times and in all places be subject to CONTRACTOR'S sole discretion, supervision, and control. CONTRACTOR shall exercise control over the means and manner in which it and its employees perform the work, and in all respects CONTRACTOR'S relationship and the relationship of its employees to COUNTY shall be that of an independent and not as employees or agents.

21.20 Compliance with Law: The parties agree to conduct and execute the Project in compliance with all applicable local, state, and federal laws.

21.21 Conflicts: Where there is a conflict between any provision set forth within this Agreement, and a more stringent state or federal provision which is applicable to any services performed under this Agreement, the more stringent state or federal provision shall prevail.

21.22 Public Entity Crimes: In accordance with the Public Entity Crimes Act (Section 287.133, Florida Statutes) a person or affiliate who is a consultant, who has been placed on the convicted vendor list following a conviction for a public entity crime may not submit a bid on a contract to provide any goods or services to the COUNTY, may not submit a bid on a contract with the COUNTY for the construction or repair of a public building or public work, may not submit bids on leases of real property to the COUNTY, may not be awarded or perform work as a contractor, supplier, subcontractor, or consultant under a contract with the COUNTY, and may not transact business with the COUNTY in excess of the threshold amount provided in Section 287.017, Florida Statutes, for CATEGORY TWO for a period of 36 months from the date of being placed on the convicted vendor list. Violation of this section by CONTRACTOR shall result in cancellation and may cause CONTRACTOR debarment.

21.23 Execution Date: The date of execution of this Agreement shall mean the last day upon which it becomes fully executed by the parties.

21.24 Ownership of Documents: All reports, surveys, and other data provided to CONTRACTOR and produced by CONTRACTOR during the course of this Agreement are and shall remain the property of COUNTY.

AGREEMENT BETWEEN BROWARD COUNTY AND AAA WHEELCHAIR WAGON SERVICE, INC., FOR PARATRANSIT SERVICES


                                   CONTRACTOR


WITNESS:                                AAA WHEELCHAIR WAGON SERVICES, INC.



/s/ Luana Tringali                      By /s/ Karen Caputo, Pres.

/s/ Shirley Clary                       18th day of October, 1996.

                                        ATTEST:

     (CORPORATE SEAL)
                                        ________________________________________
                                                  Corporate Counsel
          [SEAL]


STATE OF FLORIDA    )
                    )    SS.
COUNTY OF BROWARD   )


         The foregoing instrument was acknowledged before me this 18th day of October, 1996, by Karen Caputo, as ____________________ of ____________________,
a Florida corporation, on behalf of the corporation. He/She is personally known to me or has produced Fla. Driver's License as identification and who did take an oath.


OFFICIAL NOTARY SEAL                    /s/       Donna Gail Person
DONNA GAIL PERSON                       ----------------------------------------
NOTARY PUBLIC STATE OF FLORIDA          Notary Public, State of Florida
COMMISSION NO. CC282044
MY COMMISSION EXP. MAY 2, 1997
                                                  Donna Gail Person
                                        ----------------------------------------
                                        Print or type name

My commission expires:

                                     - 70 -